                                                                 EXHIBIT 10(ii)3

                    ________________________________________

                                  TOMCOM, L.P.

                                  AGREEMENT OF
                              LIMITED PARTNERSHIP

                          DATED AS OF OCTOBER 20, 1994

                                    BETWEEN

                               CELLCO PARTNERSHIP

                                      AND

                               WMC PARTNERS, L.P.

                    ________________________________________

                               TABLE OF CONTENTS
                               -----------------
                          (Not part of the Agreement)

Section                                                   Page
-------

ARTICLE 1    GENERAL PROVISIONS.........................   1
       1.1.  Formation of the Partnership...............   1
       1.2.  Name.......................................   1
       1.3.  Principal Place of Business................   1
       1.4.  Registered Office; Agent for Service of
             Process....................................   2
       1.5.  Business of the Partnership................   2
       1.6.  Term of the Partnership....................   4
       1.7.  Qualification in Other Jurisdictions.......   4
       1.8.  Definitions................................   4

ARTICLE 2    MANAGEMENT.................................  12
       2.1.  Partnership Committee......................  12
       2.2.  Partnership Committee Meetings.............  13
       2.3.  Voting.....................................  15
       2.4.  No Compensation............................  17
       2.5.  Acts by Partners...........................  17
       2.6.  Procedures in the Event of a Dispute.......  17
       2.7.  Management.................................  18
       2.8.  Business Plan..............................  18
       2.9.  Access to Books of Account.................  19
       2.10. Confidential Information...................  19
       2.11. Duty of Partners to Cooperate..............  21
       2.12. Insurance and Risk Management..............  21
       2.13. Agreements with Partnership................  21
       2.14. Relationship with International Affiliates.  21

ARTICLE 3    JOINT VENTURE PROJECTS/DEVELOPMENT AND
             EXECUTION..................................  21
       3.1.  General....................................  21
       3.2.  Project Development Teams..................  22
       3.3.  Approval of Initial Project Plans..........  22
       3.4.  Approval of Revised Project Plans..........  23
       3.5.  Project Management.........................  23
       3.6.  Use of Partner Resources...................  23

ARTICLE 4    CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL
             ACCOUNTS...................................  23
       4.1.  Capital Accounts...........................  23
       4.2.  Initial Contributions of Capital...........  25
       4.3.  Additional Contributions by Partners.......  25
       4.4.  Partner Obligations........................  27
       4.5.  Withdrawals of Capital Accounts............  27
       4.6.  Interest on Capital Accounts...............  27
       4.7.  Revaluation of Partnership Assets..........  28
       4.8.  Redetermination of Percentage Interests....  28
       4.9.  Determination of Fair Market Value.........  28

Section                                                   Page
-------
ARTICLE 5     ALLOCATIONS AND DISTRIBUTIONS.............  31
       5.1.   Profits and Losses........................  31
       5.2.   Distributions.............................  34

ARTICLE 6     TAX MATTERS AND REPORTS; ACCOUNTING.......  35
       6.1.   Filing of Tax Returns.....................  35
       6.2.   Tax Matters Partner.......................  35
       6.3.   Tax Reports to Current and Former Partners  36
       6.4.   Accounting Records; Independent Audit.....  36
       6.5.   Fiscal Year...............................  36
       6.6.   Tax Accounting Method.....................  36
       6.7.   Withholding...............................  36
       6.8.   Tax Elections.............................  36
       6.9.   Prior Tax Information.....................  37

ARTICLE 7     INDEMNIFICATION AND EXCULPATION; CERTAIN
              AGREEMENTS................................  37
       7.1.   Indemnification of the Partners...........  37
       7.2.   Exculpation...............................  38
       7.3.   Restrictions on Partners..................  38
       7.4.   Outside Activities........................  39
       7.5.   Elimination of Conflicts..................  43
       7.6.   Duties of Partners........................  44

ARTICLE 8     TERMINATION AND DISSOLUTION...............  45
       8.1.   Events of Dissolution.....................  45
       8.2.   Bankruptcy of a General Partner...........  45
       8.3.   Order of Dissolution......................  46
       8.4.   Orderly Winding Up........................  47
       8.5.   Dissolution Election......................  47
       8.6.   Obligation to Restore Deficit Balance.....  49
       8.7.   Termination of Partnership................  49

ARTICLE 9     ADMISSION OF ADDITIONAL PARTNERS..........  49
       9.1.   Admission Procedures......................  49

ARTICLE 10    TRANSFER OR ENCUMBRANCE OF INTEREST.......  49
       10.1.  Restriction on Transfer or Encumbrance....  49
       10.2.  Permitted Transfers.......................  49
       10.3.  Invalid Transfers Void....................  50
       10.4.  Change in Ownership.......................  50

ARTICLE 11    REGULATORY MATTERS........................  51
       11.1.  MFJ Compliance............................  51

ARTICLE 12    ENHANCED RESALE AGREEMENTS................  54
       12.1.  Agreement on Form.........................  54

ARTICLE 13    MISCELLANEOUS.............................  54
       13.1.  Notices...................................  54
       13.2.  Governing Law, etc........................  56
       13.3.  Amendments................................  57
       13.4.  Entire Agreement..........................  57
       13.5.  Waiver of Partition.......................  57

Section                                                   Page
-------
       13.6.  Consents..................................  57
       13.7.  Successors................................  57
       13.8.  Counterparts..............................  57
       13.9.  Severability..............................  57
       13.10. Survival..................................  57
       13.11. Arbitration...............................  58
       13.12. No Third Party Beneficiaries..............  58

                                  TOMCOM, L.P.

                                  AGREEMENT OF
                              LIMITED PARTNERSHIP
                              -------------------


     THIS AGREEMENT OF LIMITED PARTNERSHIP of TOMCOM, L.P. (the "Partnership") is entered into and effective as of October 20, 1994, by and between WMC Partners, L.P., a Delaware limited partnership ("WMC"), and Cellco Partnership, a Delaware general partnership ("Cellco"), each of which shall be both a general partner and a limited partner as set forth herein (collectively, the "Partners").

     WHEREAS it is becoming increasingly important to increase the scale and scope of wireless services offered in increasingly competitive wireless markets and, in furtherance of increasing the scale and scope of their respective businesses, Cellco and WMC wish to become partners in the Partnership (as hereinafter defined); and

     WHEREAS, the Partners wish to develop PCS, cellular and other technologically innovative wireless services that provide standardized features that are easy for customers to use; and

     WHEREAS, the Partners wish to offer customers seamless service across local geographic boundaries;

     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained and in order to set forth the respective rights, obligations and interests of the Partners to one another and to the Partnership, the Partners hereby agree as follows:


                                   ARTICLE 1

                               GENERAL PROVISIONS

     1.1.  Formation of the Partnership.  The Partners agree and hereby form the
           ----------------------------
Partnership as a limited partnership, pursuant to the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time (the "Act"), and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.

     1.2.  Name.  The name of the Partnership shall be:  Tomco, L.P.  The name
           ----
of the Partnership may be changed by the Partnership Committee.

     1.3.  Principal Place of Business.  The principal place of business of the
           ---------------------------
Partnership shall be at such place within or outside the State of Delaware as the Partnership Committee may determine from time to time.

     1.4.  Registered Office; Agent for Service of Process.  The address of the
           -----------------------------------------------
Partnership's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The agent for service of process at such address for the Partnership in the State of Delaware is The Corporation Trust Company. Agents for service of process of the Partnership may be changed by the Partnership Committee.

     1.5.  Business of the Partnership.
           ---------------------------

     (a) The purpose of the Partnership (the "Partnership Business") is:

           (i) To set national technical and service standards for the Systems of the Partners and their respective Affiliates, with a goal of providing seamless Services on a national basis;

          (ii) To either adopt or create a nationally competitive brand under which to market on a national basis the Services provided by the Partners and their respective Affiliates;

         (iii) To establish nationwide roaming and resale agreements among the Systems of the Partners and their respective Affiliates;

          (iv) To improve the research and development capabilities of the Partners through cooperative or centralized projects;

           (v) To coordinate and centralize the management of marketing of Services to National Accounts; and

          (vi) To coordinate and/or centralize and integrate certain functions relating to Systems to achieve economies and efficiencies of scale and scope. These functions may include, without limitation:

               (A) national advertising, national marketing, and national brand management and licensing;

               (B)  adoption and evolution of common technology platforms;

               (C) coordination of product and service research and development;

               (D)  roaming and billing clearinghouse management;

               (E)  common advanced intelligent network feature development;

               (F) coordination of information systems for purposes of consolidated billing, consistent management of customer service, and management of the interconnection of local and regional networks to form a seamless national network;

               (G) joint purchasing of subscriber equipment and network and other infrastructure;

               (H)  coordination of national distribution networks; and

               (I) consolidation of account servicing and customer care for National Accounts.

The Partnership may engage in any business other than the Partnership Business as the Partnership Committee may determine.

     (b) Subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out the foregoing purposes. Without limiting the foregoing, the Partnership may, subject to the terms of this Agreement:

           (i) enter into license agreements, service contracts or other contractual relationships with WMC or Cellco;

           (ii) borrow or raise money and secure the payment of any obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the assets of the Partnership;

           (iii) engage personnel, whether part-time or full-time, to do such acts as are necessary or advisable in connection with the maintenance, operation and administration of the Partnership (avoiding redundancies with the staff and operations of WMC and Cellco); and

           (iv) engage attorneys, independent accountants, investment bankers, consultants or such other Persons as are necessary or advisable.

     (c) Notwithstanding the foregoing, the Partnership will not engage in any act that would put the Partnership, or any Partner, in violation of the MFJ. Specifically, the Partnership will not engage in any activity that would constitute the provision of interexchange (interLATA) telecommunications service, the provision of telecommunications equipment, or the manufacture of a telecommunications product (all as defined by the MFJ, the Decree Court, or both), unless any such activity has been the subject of a waiver or other legislative or court relief, or the MFJ otherwise ceases to apply to the activities of the Partnership.

     1.6.  Term of the Partnership.  The term of the Partnership shall commence
           -----------------------
on the date the Certificate of Limited Partnership of the Partnership is filed in the office of the Secretary of State of the State of Delaware, and shall continue through the 99th anniversary thereof, unless earlier dissolved as provided in Section 8.1. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Partnership's Certificate of Limited Partnership.

     1.7.  Qualification in Other Jurisdictions.  The General Partners shall
           ------------------------------------
cause the Partnership to be qualified, formed, or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or engages in activities if such qualification, formation or registration is necessary to permit the Partnership lawfully to own property and engage in the Partnership's business or transact business. The General Partners shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Partnership to engage in the Partnership's business as a limited partnership in all jurisdictions where the Partnership elects to engage in or do business.

     1.8.  Definitions.  (a) For purposes of this Agreement the following terms
           -----------
have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections in this Agreement, and all Schedule references are to Schedules to this Agreement):

     "Additional Partner" means any additional Person admitted to the
      ------------------
Partnership pursuant to Article 9.

     "Adjusted Capital Contributions" means, for each Partner, the cumulative
      ------------------------------
amount of such Partner's contributions to the Partnership which for purposes of this definition shall be equal to the sum of (i) the amount of cash (other than Organizational Expenses paid or accrued by such Partner and other than amounts contributed to the Partnership by WMC pursuant to Section 7.5 hereof) and the Fair Market Value of any other property (net of liabilities secured by such property that the Partnership is considered to take subject to or assume under
Section 752 of the Code), plus (ii) the cumulative amount of Adjusted
                          ----
Revaluation Gain, and less (iii) the cumulative amount of Adjusted Revaluation Loss

     "Adjusted Revaluation Gain" or "Adjusted Revaluation Loss" means,
      -------------------------      -------------------------
respectively, the Revaluation Gain or Revaluation Loss, as the case may be, with respect to an asset being revalued which would have arisen had the basis used in computing Revaluation Gain or Revaluation Loss been equal to the Capital Account book basis of such asset immediately following the later of its contribution or acquisition or any immediately preceding revaluation under Section 4.7 hereof.

     "Affiliate" means a Person that directly, or indirectly through one or more
      ---------
intermediaries, controls, is controlled by or is under common control with the Person specified; provided, however, that (i) the Partnership shall not be
                  --------  -------
deemed to be an Affiliate of Cellco or WMC or any of their respective Affiliates, (ii) any wireline cable television company in which a Partner and its Affiliates do not have an aggregate ownership interest in excess of 50% shall not be considered an Affiliate of such Partner or any of its Affiliates, and (iii) Cellular Communications, Inc., a Delaware corporation ("CCI"), shall not be considered an Affiliate of ATI until such time, if ever, as ATI shall be entitled to exercise full discretion with respect to voting the shares of common stock of CCI beneficially owned by ATI (other than shares of common stock of CCI beneficially owned by ATI by virtue of its ownership of the Class A Preference Stock of CCI). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote in excess of 50% of the Voting Stock of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the preceding sentence, the parties agree that, solely for purposes of this Agreement, Affiliates of Cellco shall specifically include BAC and NYN and their respective Affiliates, and Affiliates of WMC shall specifically include ATI and USW and their respective Affiliates. Notwithstanding the foregoing, Upstate Cellular Network shall not be deemed an Affiliate of Cellco and CMT Partners or New Par shall not be deemed an Affiliate of WMC, so long as Cellco or WMC, respectively, together with their respective Affiliates own an equity interest of not more than 50% in Upstate Cellular Network or CMT Partners or New Par, respectively, and have no greater management authority with respect thereto than they had on the date of this Agreement.

     "Agreement" means this Agreement of Limited Partnership of the Partnership,
      ---------
as it may be amended, supplemented or restated from time to time.

     "Appraiser" means any of the First Appraiser, the Second Appraiser and the
      ---------
Third Appraiser as defined in Section 4.9 hereof.

     "Appraiser's Certificate" means a certificate prepared by an Appraiser,
      -----------------------
executed on behalf of an Appraiser by a duly authorized officer thereof, and setting forth such Appraiser's opinion as to the Fair Market Value of an asset.

     "ATI" means AirTouch Communications, a California corporation.
      ---

     "Attributed Entity" means, with respect to any Partner, any Person whose
      -----------------
ownership of Systems (or licenses or permits therefor) would be attributable, in whole or in part, to such

Partner under applicable FCC regulations.

     "BAC" means Bell Atlantic Corporation, a Delaware corporation.
      ---

     "Bankruptcy" of a Partner means (i) the filing by such Partner of a
      ----------
voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Partner's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Partner of any assignment for the benefit of its creditors or the admission by such Partner in writing of its inability to pay its debts as they mature or (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Partner, or an involuntary petition seeking liquidation, reorganization, arrangements, composition, dissolution or readjustment of its debts or similar relief under any bankruptcy or insolvency law; provided that the same shall not have been vacated, set aside
                   --------
or stayed within such 60-day period.

     "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as
      ---------------
amended.

     "Business Plan" means a multi-year business plan for the Partnership based
      -------------
on a compilation of the Project Plans, as it may be amended from time to time in accordance with the terms of this Agreement, which shall include (i) an annual operating budget for each year contemplated in the business plan presenting separately the budget for each Project as well as a budget for all non-Project costs; (ii) an aggregate multi-year financial plan for the Partnership including the Partnership's capital structure; and (iii) a general description of the key underlying assumptions (including the scope) and key strategies for each Project.

     "Capital Account" means the capital account maintained by the Partnership
      ---------------
for each Partner as described in Section 4.1.

     "Capital Contribution Percentage" means for each Partner, the sum of the
      -------------------------------
initial General Partner and Limited Partner Percentage Interests of such Partner as set forth on Schedule 1.

     "CECO" means the Civil Enforcement Consent Order entered by the Decree
      ----
Court on February 2, 1989.

     "CECO Decree Committee" means the committee created by USW pursuant to the
      ---------------------
CECO for the review of USW's business activities.

     "Cellco" means Cellco Partnership, a Delaware general partnership, or any
      ------
successor thereto.

     "Cellular Service" means the provision of any commercial mobile radio
      ----------------
service by a Cellular System, including the resale of such service.

     "Cellular System" means a radio communications system authorized under the
      ---------------
rules for the domestic public cellular radio telecommunications service designated as Subpart K of Part 22 of the FCC's rules in effect on the Effective Date, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Confidential Information" means all confidential documents and information
      ------------------------
(including, without limitation, confidential commercial information and information with respect to customers and proprietary technologies or processes and the design and development of new products or services) concerning the Partnership, WMC, Cellco, the Partners or their Affiliates furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, Cellco, or Systems in which the Partners or their respective Affiliates have an ownership interest or their respective businesses, except to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of Section 2.10 of this Agreement; (b) already in the possession of the receiving Person or its Representatives (as such term is defined in Section 2.10 hereof) without restriction and prior to any disclosure in connection with the Partnership or pursuant to any of the terms of this Agreement; (c) lawfully disclosed to the receiving Person or its Representatives by a third party who is free lawfully to disclose the same; or (d) independently developed by the receiving Person without use of any Confidential Information obtained in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, Cellco, their respective Affiliates or their respective businesses.

     "Decree Court" means the court having original jurisdiction over MFJ
      ------------
waivers.

     "Effective Date" means October 20, 1994.
      --------------

     "Enhanced Resale Agreement" means an agreement relating to the resale of
      -------------------------
Services, in the form approved by the Partnership pursuant to Section 12.1 and incorporating the terms set forth in Schedule 12.1.

     "EO" means the Enforcement Order entered by the Decree Court on February
      --
15, 1991.

     "ESMR Service" means the provision of any commercial mobile radio service
      ------------
by an ESMR System, including the resale of such service.

     "ESMR System" means a radio communications system authorized under the
      -----------
rules for Enhanced Specialized Mobile Radio services designated under Subpart S of Part 90 of the FCC's rules in effect on the Effective Date, or any revision or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

     "Fair Market Value" means, with respect to any asset, as of the date of
      -----------------
determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

     "FCC" means the Federal Communications Commission or any successor agency
      ---
or entity performing substantially the same functions.

     "GAAP" means generally accepted accounting principles.
      ----

     "General Partner" means each of Cellco and WMC, for as long as each remains
      ---------------
a General Partner in accordance with the provisions hereof, and includes any Person who becomes an Additional General Partner of the Partnership or a Substitute General Partner of the Partnership pursuant to the provisions of this Agreement.

     "General Partner Percentage Interest" means, with respect to any Partner,
      -----------------------------------
the Percentage Interest of such Partner as a General Partner of the Partnership. The initial General Partner Percentage Interest of each Partner is set forth on
Schedule 1.

     "Intellectual Property" means all patents, patent applications, trademarks,
      ---------------------
trademark applications, trade secrets, service marks, trade names, copyrights, inventions, customer lists, proprietary information, licenses and other rights to use computer software and software programs, and any other rights with respect thereto.

     "Limited Partner" means each of Cellco and WMC, and includes any Person
      ---------------
admitted as an Additional Limited Partner of the Partnership or a Substitute Limited Partner of the Partnership pursuant to the provisions of this Agreement.

     "Limited Partner Percentage Interest" means, with respect to any Partner,
      -----------------------------------
the Percentage Interest of such Partner as a limited partner of the Partnership. The initial Limited Partner Percentage Interest of each Partner is set forth on
Schedule 1.

     "MFJ" means the Modification of Final Judgment entered in United States v.
      ---                                                      ----------------
AT&T, 552 F. Supp. 131 (D.D.C. 1982), and as
----
subsequently modified from time to time, or any legislative scheme embodying substantially similar restrictions.

     "MFJ Compliance Committee" means the committee created by USW pursuant to
      ------------------------
the EO for the review of USW's business practices.

     "MFJ Restricted Activity" means an activity or business the undertaking of
      -----------------------
which by the Partnership would cause the Partnership, or any Partner, to be in violation of the MFJ.

     "National Account" means any commercial customer requiring activations of
      ----------------
Services (other than roaming) in markets in which Services are provided by any two of (i) WMC or its Affiliates, (ii) Cellco or its Affiliates and (iii) PCS JV; or as otherwise agreed to jointly by the Partners.

     "Net Operating Available Cash" means at the time of determination, (a) all
      ----------------------------
cash and cash equivalents on hand in the Partnership, less (b) the Forecast Cash
                                                      ----
Requirements, if any, of the Partnership, as determined by the Partnership Committee in a manner consistent with an Approved Business Plan. For purposes of this definition, "Forecast Cash Requirements" means, for the twelve-month
                     --------------------------
period following the date of determination, the excess, if any, of (a) forecast capital expenditures, capital contributions to other entities and other investments, acquisitions, cash income tax payments and debt service (including principal and interest) requirements and other non-cash credits to income, plus
                                                                           ----
forecast cash reserves for future operations or other requirements, over (b)
                                                                    ----
forecast net income of the Partnership, plus the sum of forecast depreciation,
                                        ----
amortization, interest expenses, income tax expenses and other non-cash charges to income, in each case to the extent deducted in determining such net income,

plus or minus forecast changes in working capital, plus the forecast cash
----    -----                                      ----
proceeds of dispositions of assets (net of expenses), plus an amount equal to
                                                      ----
the forecast net proceeds of debt financings.

     "NYN" means NYNEX Corporation, a Delaware corporation.
      ---

     "Organizational Expenses" shall mean organizational expenses as defined
      -----------------------
under Section 709 of the Code.

     "Partner" means WMC or Cellco and any Additional or Substitute General
      -------
Partner or Limited Partner of the Partnership. WMC and Cellco shall be admitted as Partners of the Partnership on the date hereof. A Person who is not admitted on the date hereof as a partner of the Partnership shall be admitted as a Partner upon satisfaction of the requirements of Section 9.1 of this Agreement upon execution by or on behalf of such Person of this Agreement or a counterpart hereof.

     "Partner Parent" means (i) with respect to Cellco, BAC and NYN and (ii)
      --------------
with respect to WMC, ATI and USW, and their respective successors and assigns, whether by means of merger, spinoff or otherwise.

     "Partnership Interest" means, for each Partner separately, all of the
      --------------------
Partner's interest in, and rights and obligations in connection with, the Partnership whether as a General Partner or Limited Partner.

     "PCS" means those commercial mobile radio services offered by a PCS System.
      ---

     "PCS JV" means PCS Primeco, L.P., a Delaware limited partnership, and any
      ------
successor thereto.

     "PCS JV Agreement" means the Agreement of Limited Partnership of PCS
      ----------------
Primeco, L.P., of even date herewith, between PCS Nucleus, L.P. and PCSCO Partnership.

     "PCS Service" means the provision of any commercial mobile radio service by
      -----------
a PCS System, including the resale of such service.

     "PCS System" means a radio communications system authorized under the rules
      ----------
for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules in effect on the Effective Date, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

     "Percentage Interest" means, for each Partner, the quotient obtained by
      -------------------
dividing (i) such Partner's Adjusted Capital Contributions by (ii) the aggregate Adjusted Capital Contributions of all Partners, as adjusted from time to time pursuant to Section 4.8 hereof. The initial General Partner and Limited Partner Percentage Interests of each Partner are set forth on Schedule 1.

     "Person" means any individual, corporation, partnership, firm, joint
      ------
venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

     "Prime Rate" means the rate quoted, from time to time, by the Wall Street
      ----------
Journal as the prime rate.

     "Project" means an undertaking of the Partnership with respect to which a
      -------
Project Plan has been approved by the Partnership Committee in accordance with
Section 2.3.

     "Project Plan" means a work plan with respect to a Project which will
      ------------
include (i) a definition of the scope and duration of the Project, (ii) an operational structure for the Project, (iii) an annual budget and multi-year financial forecast over the Project's duration for the Project (including an identification of Partnership and other resources required for the execution and performance of the Project), (iv) a schedule for the Project (including a timeline and due dates); (v) a list of objectives and deliverables for the Project; (vi) a Senior Manager and a Project Manager for the Project; and (vii) the expected financial or strategic benefits (and the means by which these benefits will be measured) from the Project and the key assumptions and key strategies utilized in developing the Project Plan.

     "Revaluation Gain" means the amount of gain which would have been realized
      ----------------
had there been a disposition of any Partnership asset being revalued under
Section 4.7 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.9 hereof.

     "Revaluation Loss" means the amount of loss which would have been realized
      ----------------
had there been a disposition of any Partnership asset being revalued under
Section 4.7 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.9 hereof.

     "Services" means Cellular Service, ESMR Service and PCS Service.
      --------

     "Substitute Partner" means any Person admitted to the Partnership pursuant
      ------------------
to Article 10.

     "System" means a Cellular System, an ESMR System or a PCS System.
      ------

     "Tax Matters Partner" means the Tax Matters Partner of the Partnership as
      -------------------
referred to in Section 6.2.

     "Taxes" means all taxes, charges, fees, levies or other assessments imposed
      -----
by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or
                  ----------
other document (including any related or supporting information) with respect to Taxes.

     "USW" means U S WEST, Inc., a Colorado corporation.
      ---

     "Voting Stock" means capital stock issued by a corporation, or comparable
      ------------
interests in any other Person, the holders of which are ordinarily entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

     "Wholly Owned Affiliate" means, as to any Person, an Affiliate all of the
      ----------------------
equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly Owned

Affiliate, or by one or both of the Partner Parents thereof.

     "WMC" means WMC Partners, L.P., a Delaware limited partnership, or any
      ---
successor thereto.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

               Term                        Section
               ----                        -------
               Act                             1.1
               Affiliate Transferee           10.2(a)
               Approved Business Plan          2.8(a)
               Indemnified Party               7.1
               Initial Project Plan            3.2
               LEC Affiliates                  2.3(e)
               Member                          2.1(a)
               Partnership Business            1.5(a)
               Partnership Committee           2.1(a)
               Project Development Team        3.2
               Project Manager                 3.2
               Related Party Agreement         2.13
               Replacement Pool                2.1(a)
               Senior Manager                  2.7


                                   ARTICLE 2

                                   MANAGEMENT

          2.1.  Partnership Committee.
                ---------------------

          (a) The partnership committee of the Partnership (the "Partnership Committee") shall be composed of three individuals appointed by each General Partner (collectively the "Members" and individually a "Member"), or such lesser number of Members as may be determined by a vote of the Members representing each General Partner; provided that any Affiliate Transferee shall not be
                      --------
entitled separately to designate Members unless it acquires the entire General Partner interest of the transferor. The Members shall appoint one additional individual (the "Independent Member") to serve on the Partnership Committee as set forth in subsection (b) below.

          (b) (i) Within 60 days after the Effective Date, each General Partner shall nominate two individuals to serve as the initial Independent Member. If the General Partners are unable to agree on the appointment of an Independent Member from among the four nominees within 15 days after the nomination of such individuals, the selection of the initial Independent Member shall be determined in accordance with Section 2.6.

          (ii) The Independent Member will serve for an initial term to be mutually agreed upon by the General Partners, not to exceed three years. Any subsequent term of an Independent Member shall be mutually agreed upon by the General Partners, but shall not exceed three years. The General Partners will agree on five individuals (the "Replacement Pool"), one of whom would replace the Independent Member (A) upon expiration of his term (unless the Independent Member is reappointed for another term), (B) his death or resignation, or (C) his removal by unanimous vote of the General Partners. In any such event, the General Partners will select an individual from the Replacement Pool to replace the incumbent Independent Member. If the General Partners are unable to agree on a replacement, the Independent Member will name his replacement from one of the five individuals. If the General Partners are unable to agree and if the Independent Member is unable to name his replacement or has been removed, each of the General Partners will eliminate two of the five individuals from the Replacement Pool, with the remaining individual becoming the Independent Member. If an individual in the Replacement Pool is selected to become the Independent Member, or dies, resigns, is removed from the Replacement Pool by unanimous vote of the Representative Partners or otherwise becomes incapable of serving as an Independent Member, the General Partners will agree on an individual to replace such individual in the Replacement Pool. If the Partners are unable to agree on a replacement, the individuals in the Replacement Pool will name such replacement.

          (c) Effective upon the giving of notice thereof to the other Partners, any General Partner may, at any time, in its sole discretion, replace any or all of its appointed Members with other individuals and may designate one or more alternates for any or all of its Members. Each Member shall serve on the Partnership Committee until his successor is appointed, or until his earlier death, resignation or removal. Each Member shall be an officer or employee or former employee of a Partner or an Affiliate thereof. Effective upon a General Partner ceasing to be a general partner of the Partnership, the Members representing such General Partner on the Partnership Committee shall cease to be Members.

          (d) Except as otherwise required by the Act, no vote or approval by any Limited Partner shall be required under this Agreement for the taking of an action, including without limitation the amendment of this Agreement, and the Percentage Interest of any Limited Partner who is not also a General Partner shall not be included in any calculation of a Partner's Percentage Interest entitled to vote on any matter.

          (e) The Partnership Committee shall cause the Partnership to fulfill the Partnership's obligations under this Agreement, and to enforce all rights of the Partnership under this Agreement.

          2.2.  Partnership Committee Meetings.
                ------------------------------

          (a) The Partnership Committee shall hold regular meetings (at least quarterly) at such time and place as shall be determined by the Partnership Committee (or by the Chairman of the Partnership Committee). Special meetings of the Partnership

Committee may be called at any time by any General Partner by delivering a notice of meeting in accordance with Section 2.2(g) hereof. Each General Partner shall be limited to calling two special meetings per year.

          (b) The initial Chairman of the Partnership Committee shall be appointed by the Partnership Committee within 90 days after the Effective Date and shall serve until November 15, 1996. The successor Chairmen shall be appointed by one of the General Partners, subject to the approval of the other General Partner (which approval shall not be unreasonably withheld), with the right to make such appointment alternating between the General Partners every two years. The first successor Chairman shall be appointed by the General Partner who was not represented by the initial Chairman. The Chairman shall be subject to removal by the Partnership Committee. The Chairman shall establish the agendas for, and regulate the proceedings of, meetings of the Partnership Committee, but must include on such agendas matters requested by any General Partner in writing received at least five business days in advance of any meeting.

          (c) Members may participate in a meeting of the Partnership Committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

          (d) Any action required or permitted to be taken at any meeting of the Partnership Committee may be taken without a meeting upon the unanimous written consent of the Members representing each General Partner.

          (e) The Partnership Committee shall appoint a Secretary from time to time. The Secretary shall keep written minutes of all Partnership Committee meetings. A duplicate copy of such minutes shall be provided to the Chairman of the Partnership Committee and to each Member.

          (f) A Member shall have the right to designate an alternate to attend meetings of the Partnership Committee, in stead and in place of such Member, and to exercise all of the functions of such Member. Any such alternate shall be an officer or employee or former employee of a Partner or an Affiliate thereof.
Any such alternate shall be deemed to be a Member for all purposes hereunder until such designation is revoked.

          (g) Notice of each regular meeting and each special meeting of the Partnership Committee shall be given to each Member at least five business days before such meeting. Notices of special meetings shall contain a description, in reasonable detail, of the items of business to be conducted at such meeting and no business other than those items (unless expressly agreed to by Members representing each of the General Partners whose Members are entitled to vote thereon) may be conducted at such special meeting. The notice provisions of this Section 2.2(g) shall be waived upon either the signing of a written waiver thereof or attendance at a meeting by Members representing each General Partner.

          2.3.  Voting.
                ------

          (a) On any matter on which a vote of the Partnership Committee is taken, the Members representing a General Partner, if more than one Member has been designated and is present at a meeting, shall vote the entire Percentage Interest of such Partner (whether as a general partner or a limited partner of the Partnership) as a single bloc. Any action that may be taken by the Partnership Committee shall require the affirmative vote of Members representing each of the General Partners entitled to vote thereon; provided that in the
                                                       --------
event that all Members representing any General Partner shall abstain from the vote on any matter (because of a conflict of interest or for any other reason), the outcome of such vote shall be determined by the affirmative vote of Members representing the other General Partners entitled to vote on such matter, and such vote shall constitute the act of the Partnership Committee with respect to such matter. A quorum of any meeting of the Partnership Committee shall require the presence of at least one Member representing each General Partner entitled to vote thereon.

          (b) The Independent Member, if one has been appointed pursuant to
Section 2.1, shall be entitled to attend all meetings of the Partnership Committee and shall receive all information regarding the Partnership made available to the Partnership Committee, but shall be entitled to vote only as contemplated by Section 2.6. The Independent Member shall not be deemed to represent any General Partner.

          (c) Except as otherwise expressly provided herein, without the prior approval of the Partnership Committee, the Partnership shall take no action with respect to the following matters:

          (i) any amendment of this Agreement;

          (ii) a determination to engage in any business other than the Partnership Business as described in Section 1.5;

         (iii) the admission of any Additional General and Limited Partners to the Partnership;

          (iv) the dissolution or liquidation of the Partnership;

          (v) a merger or consolidation of the Partnership with or into another Person, or the sale of all or substantially all of the Partnership's assets;

          (vi) the authorization of an Initial Project Plan to be prepared and proposed by a Project Development Team with respect to a defined field of activity;

         (vii)  the approval of an Initial Project Plan;

        (viii) the approval of any amendment or revision to a Project Plan, other than any such amendment or revision described in clause (ix);

          (ix) the approval of any amendment or revision to a Project Plan that would result in either: (A) an increase in budgeted expenditures for the current fiscal year which would exceed 115% of the budgeted expenditures for such fiscal year in the last Project Plan (or amendment or revision thereto) which had been approved by the affirmative vote of Members representing each General Partner or (B) a material change in the scope or duration of the Project.

          (x) the approval of Business Plans and material amendments or revisions to any Business Plan;

          (xi) a determination to require additional capital contributions within any fiscal year; provided that capital contributions specifically
                             --------
     identified in an Approved Business Plan shall not require a further vote of the Partnership Committee pursuant to this clause (xi);

         (xii)  the entering into of any Related Party Agreement;

        (xiii) the authorization of the incurrence by the Partnership of indebtedness for borrowed money not otherwise specifically identified in an Approved Business Plan;

         (xiv) the authorization of any acquisition or disposition of assets (not otherwise specifically identified in an Approved Business Plan) having a Fair Market Value in excess of $250,000;

          (xv) the appointment and removal of the Executive Manager;

         (xvi) the delegation of powers and authority of the Partnership Committee to the Executive Manager; and

        (xvii) any distribution to the Partners of Partnership assets, other than Net Operating Available Cash, not otherwise contemplated in an Approved Business Plan.

Each Partner, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Members of the Partnership Committee, and to the actions and decisions of such Members within the scope of such Members' authority as provided herein.

     (d) The Partnership Committee shall receive such reports and information from the Executive Manager as are usually provided to the board of directors of a publicly held Delaware corporation.

     (e)(i) Each Partner agrees that no Member designated by such Partner shall participate in decisions regarding the existing or planned wireless communications operations of a local exchange carrier Affiliate of a Partner Parent (a "LEC Affiliate"), whether through the furnishing of advice or information or otherwise, it being understood that certain Members designated by a Partner may have ultimate responsibility for those who participate in such decisions (and that such Members shall not be deemed to have participated in such decision solely by virtue of having such ultimate responsibility).

     (ii) Without limitation of the obligations of the Partners under Section 2.10, neither a Partner nor any Member appointed by a Partner shall provide to any LEC Affiliate operating data or financial or other information with respect to the Partnership's existing or planned operations in the local exchange markets of such LEC Affiliate.

     2.4. No Compensation.  No Member (other than the Independent Member) shall
          ---------------
be compensated for his services as a member of the Partnership Committee from the assets of the Partnership, nor shall such Member be reimbursed by the Partnership for out-of-pocket expenses incurred in connection therewith. The Independent Member shall be entitled to such compensation and reimbursement of out-of-pocket expenses as may be determined from time to time by the Partnership Committee.

     2.5. Acts by Partners.  Other than actions of the Tax Matters Partner
          ----------------
pursuant to Article 6 hereof, no Partner shall take, or commit the Partnership to take, any action, either in its own name in respect of the Partnership or in the name of the Partnership, without the prior approval of the Partnership Committee.

     2.6. Procedures in the Event of a Dispute.  In cases where the Members are
          ------------------------------------
unable to reach agreement on the matters specified in Section 2.3(c) above (or the selection from time to time of an Independent Member or individuals in the Replacement Pool), the matter shall be resolved as follows:

     (a) Each General Partner shall first refer the matter to the chief executive officer of that partner of the General Partner designated by such General Partner for resolution of the matter.

     (b) If such officers, after a good faith effort, are unable to resolve the dispute, they shall (at the instance of either of them, but in no event later than 20 days after the matter has been referred to them) refer the matter to the Chairman of the Partner Parent of such partner for resolution of the matter.

     (c) Should the designated Chairmen of the respective Partner Parents fail to resolve the matter within 40 days, the matter shall be considered defeated, except as provided in (d) below.

     (d) If the Chairmen by unanimous agreement are unable to resolve a disputed matter within 40 days after the referral to them of a dispute (or such longer period of time as to which the Chairmen unanimously agree in writing), the dispute shall be (i) in the case of matters specified in Section 2.3(c)(viii) or
(c)(x), resolved by the vote of the Independent Member or (ii) in the case of matters specified in Section 2.3(c)(xv), referred to the Boards of Directors of such Chairman's Partner Parent for resolution by unanimous agreement.

     2.7. Management.
          ----------

     (a) The Executive Manager of the Partnership shall have authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including its day-to-day operations, but only in a manner consistent with the Approved Business Plan. The Executive Manager may, but need not be, an employee (who may be seconded to the Partnership from Cellco, WMC or the Partner Parents) of Cellco or WMC or the Partner Parents. Each Partner, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Executive Manager hereunder and to the actions and decisions of the Executive Manager within the scope of such authority. The General Partners shall unanimously designate the initial Executive Manager on or before December 31, 1994.

     (b) The other officers of the Partnership shall consist of: a Manager-Marketing, a Manager-Finance, a Manager-Technical and a Manager-Information Technology (the "Senior Managers"). The Senior Managers shall be appointed by, and subject to removal by, the Executive Manager. The Executive Manager shall select individuals to serve as Senior Managers from among candidates nominated by the General Partners. At all times, two candidates nominated by each General Partner shall serve as Senior Managers of the Partnership.

     2.8. Business Plan.  The Executive Manager shall submit to the Partnership
          -------------
Committee a Business Plan for the Partnership, not less frequently than annually, at least 60 days prior to the start of the first fiscal year covered by such Business Plan. Each such Business Plan shall be considered at the first meeting of the Partnership Committee following its submission and shall be subject to the approval of the Partnership Committee. Any such Business Plan (or any amendment thereto) which is approved by the Partnership Committee shall be considered approved for all purposes of this Agreement until amended or replaced (an "Approved Business Plan").

     2.9. Access to Books of Account.  Notwithstanding any other provision of
          --------------------------
this Agreement, each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the complete books of account of the Partnership, including but not limited to the books and records maintained in accordance with Section 6.4 and all other books and records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by it or by independent certified public accountants or counsel designated by such Partner. Each Partner shall bear all expenses incurred in any examination made for such Partner's account.

     2.10.  Confidential Information.
            ------------------------

     (a) The Partnership and each Partner shall, and each Partner shall cause each of its Affiliates, and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Representatives") to, keep secret and retain in strictest confidence, except as provided in subsection
(c) hereof, any and all Confidential Information and shall not distribute, disseminate or disclose such Confidential Information, and shall cause its Representatives not to distribute, disseminate or disclose such Confidential Information, except to (i) the Partnership, (ii) if in connection with a corporate transaction (including, without limitation, any debt or equity financing, any merger, consolidation, acquisition or disposition of assets, or formation of any joint venture, partnership or affiliation) relating to the Partnership or any Partner Parent or Affiliate thereof, any other Person that agrees in writing to keep in confidence such Confidential Information in accordance with the terms of this Section 2.10, or (iii) any Partner, or any Affiliate thereof or other Representatives on a "need to know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, and such Partner or the Partnership disclosing Confidential Information pursuant to this Section 2.10 shall use, and shall cause its Affiliates and other Representatives to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership Business or for any other specific purposes referred to above for which it was disclosed to such party; provided that the disclosure of
                                          --------
financial statements of, or other information relating to, the Partnership shall not be deemed to be the disclosure of Confidential Information (i) to the extent that any Partner is required by law or GAAP to disclose such financial statements or other information or (ii) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information to any governmental agency or authority. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure.

     (b) No Confidential Information regarding the plans or operations of any Partner, a Partner Parent or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership Business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas in which any other Partner and the unaffiliated Partner and their respective Affiliates compete in the provision of telecommunications services.

     (c) In the event that a Partner or anyone to whom a Partner transmits any Confidential Information becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, such Partner will use its best efforts to provide the other Partners and the Partnership with prompt written notice prior to disclosure (not less than 24 hours) so that the other Partners and the Partnership may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Partnership and the other Partners waive compliance with the provisions of this Section 2.10, the Partner or Person who is compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information which (based on the advice of counsel) it is legally required to disclose and will exercise its best efforts to obtain reliable assurance that protective treatment will be accorded the Confidential Information.

     (d) Each Partner who ceases to be such will, and will cause its Affiliates and representatives to, maintain the confidentiality required by this Section
2.10 and immediately to destroy or return upon request, all documents and other materials, and all copies thereof, obtained by such Partner or on its behalf from the Partnership or the other Partners or any of their Affiliates in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership that are subject to such confidentiality obligations. The obligations under this Section 2.10 shall survive the termination of the Partnership for a period of five years.

     (e) To the fullest extent permitted by law, if a Partner or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 2.10, the other Partners and the Partnership shall have the right and remedy to have this Section 2.10 specifically enforced pursuant to the provisions of the Arbitration Agreement referred to in Section

13.11, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Partners or the Partnership. Nothing in this
Section 2.10 shall be construed to limit the right of any Partner or the Partnership to collect money damages in the event of breach of this Section 2.10.

     2.11.  Duty of Partners to Cooperate.  Each Partner will, to the extent
            -----------------------------
permitted by applicable law and consistent with this Agreement, furnish such information, execute such applications and similar documents as are required by governmental authorities, and take such other action reasonably requested by the Partnership Committee and as may be necessary or reasonably desirable in connection with the business of the Partnership.

     2.12.  Insurance and Risk Management.  The property and casualty insurance
            -----------------------------
program for the Partnership shall be integrated into the insurance program of a Partner or Partner Parent providing customary business insurance coverage as of the Effective Date. Each Partner hereby consents and agrees that the Partnership shall compensate that Partner or Partner Parent for a proportional allocation to the Partnership for insurance premiums, casualty loss funding pools, and related expenses.

     2.13.  Agreements with Partnership.  Any Partner or any Affiliate thereof
            ---------------------------
may enter into and maintain in effect any contract, agreement, transaction or relationship between such Partner or Affiliate and the Partnership (a "Related Party Agreement") on terms and conditions approved by the Partnership Committee (by vote of Members representing Partners other than any Partner interested in such Related Party Agreement) or otherwise pursuant to the terms hereof and may derive and retain profits therefrom.

     2.14.  Relationship with International Affiliates.  Intellectual property
            ------------------------------------------
(other than trade names or trademarks developed by the Partnership) shall be made available on an arm's length basis to Affiliates of the Partners having international operations.

                                   ARTICLE 3

                JOINT VENTURE PROJECTS/DEVELOPMENT AND EXECUTION

     3.1. General.  Each Partner and each Affiliate thereof (other than a LEC
          -------
Affiliate or a wireline cable television company Affiliate) shall use reasonable efforts, subject to fiduciary duties, to cause (other than through LEC Affiliates or wireline cable television company Affiliates) each System in which it, directly or indirectly has an ownership interest to be operated in a manner consistent with the approved Projects. The Partners recognize that the timing of initiation and execution of Projects, in certain circumstances, will be subject to the elimination of certain conflicts by Cellco (as contemplated by Section 7.5) and other contractual or regulatory limitations.

     3.2. Project Development Teams.
          -------------------------

     (a) The Partnership Committee shall establish four Project Development Teams (having the responsibilities set forth on Schedule 3.2(a)) to develop, when authorized by action of the Partnership Committee pursuant to Section 2.3(c)(vi), Project Plan proposals ("Initial Project Plans") in their respective areas of expertise--Marketing, Technical, Operations (Information Technology) and Finance. Initial Project Plans shall be intended to create common standards and to create scale and scope efficiencies through the coordination of the Systems of the Partners and their Affiliates.

     (b)(i) The Partners agree that on or before December 1, 1994, the Project Development Teams will recommend to the Partnership Committee Initial Project Plans relating to, without limitation, the fields of activity set forth on
Schedule 3.2(b)(i) hereto.

     (ii) The Partners agree to the principles set forth on Schedule 3.2(b)(ii) hereto with respect to the Partnership's planning and implementation of a national brand strategy.

     (c) Each Project Development Team shall be comprised of two representatives of each Partner and a Senior Manager who will serve as chairman thereof (and who shall have no vote with respect to matters considered by the Project Development
Team). On any matter on which a vote of a Project Development Team is taken, the members (including the Senior Manager) representing a Partner shall vote as a single bloc. Initial Project Plans shall be developed as follows:

          (i) Any Initial Project Plan proposed by a Project Development Team shall require the affirmative vote of the members representing each Partner.

          (ii) However, except as provided in (b) above, if a Project Development Team is unable to recommend an Initial Project Plan to the Partnership Committee within 60 days after the authorization by the Partnership Committee of the preparation of an Initial Project Plan (or such longer period as may be unanimously agreed by the members of the Project Development Team), the members representing each Partner on such Project Development Team, for a period of 30 days, shall be entitled to make separate Initial Project Plan recommendations to the Partnership Committee.

     3.3. Approval of Initial Project Plans.  Initial Project Plan
          ---------------------------------
recommendations by the Project Development Teams shall be subject to the approval of the Partnership Committee pursuant to Section 2.3(c)(vii).

     3.4.  Approval of Revised Project Plans.  (a) The Senior Manager
           ---------------------------------
responsible for a Project shall submit to the

Partnership Committee a revised Project Plan for such Project, not less frequently than annually, at least 90 days prior to the start of the first fiscal year covered by such Project Plan. Each such revised Project Plan shall be considered at the first meeting of the Partnership Committee following its submission and shall be subject to the approval of the Partnership Committee in accordance with Sections 2.3(c)(viii) and (ix).

     (b) If for any reason, in any fiscal year, no revised Project Plan for a previously approved Project is agreed upon by the Partnership Committee, then for such fiscal year the Project shall be managed in a manner consistent with the forecasts for such fiscal year included in the last approved Project Plan, as adjusted by the Project Manager to reflect contractual obligations for such year and other required changes resulting from the passage of time.

     3.5. Project Management.  A Senior Manager and a Project Manager will be
          ------------------
assigned to execute each Project Plan which has been approved by the Partnership Committee. The Project Manager shall have general management responsibility for executing the Project in accordance with the Project Plan and for proposing, from time to time, amendments or modifications to the Project Plan. The Project Manager shall be appointed by, report to, and be subject to removal for reasonable cause by, the Senior Manager responsible for the Project.

     3.6. Use of Partner Resources.  (a) Each Project Manager may utilize the
          ------------------------
services and assets of third-party providers, but shall utilize the services and assets of the Partners and their respective Affiliates in developing and executing a Project Plan to the extent such services and assets are of quality and scope comparable to, and available on terms no less favorable than, those available from third parties.

     (b) Each Partner and its Affiliates shall offer such services and assets to the Partnership on a direct cost basis, unless the provision of such services or assets would have an adverse effect on the business activities of such Partner or its Affiliates.

     (c) The personnel of the Partnership shall, to the extent practicable, be seconded employees of the Partners or their Affiliates.


                                   ARTICLE 4

            CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL ACCOUNTS

     4.1. Capital Accounts.
          ----------------

     (a) The Partnership shall maintain for each Partner a separate capital account (a "Capital Account") in accordance with the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder (including particularly section 1.704-1(b)(2)(iv) of the Income Tax Regulations).

     (b) In general, under such capital accounting rules (but subject to any contrary requirements of the Code and the Income Tax Regulations thereunder), a Partner's Capital Account shall be (i) increased by the amount of money and the Fair Market Value (determined in accordance with Section 4.9 hereof) of other property (net of liabilities secured by such contributed property that the Partnership is considered to take subject to or assume under section 752 of the
Code) contributed by the Partner to the Partnership (including the amount of any Organizational Expenses of the Partnership paid or accrued by such Partner) and allocations to the Partner of Partnership income and gain (or items thereof), including income and gains exempt from tax, and (ii) decreased by the amount of money and the Fair Market Value (determined in accordance with Section 4.9 hereof) of other property distributed (net of liabilities secured by such distributed property that such Partner is considered to take subject to or assume under section 752 of the Code) to the Partner by the Partnership and allocations to the Partner of Partnership loss and deduction (or items thereof), including Partnership expenditures not deductible in computing its taxable income and not properly chargeable to capital account. Further appropriate adjustments shall be made as described in Section 4.3(b)(viii).

     (c) Where section 704(c) of the Code applies to Partnership property, each Partner's Capital Account shall be adjusted in accordance with paragraph
(b)(2)(iv)(g) of section 1.704-1 of the Income Tax Regulations as to allocations
           -
to the Partners of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

     (d) When Partnership property is distributed in kind (whether in connection with dissolution and liquidation of the Partnership or otherwise), the Capital Accounts of the Partners first shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been charged to Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value (determined in accordance with Section 4.9 hereof and taking into account section 7701(g) of the Code) and such income, gain, loss or deduction had been recognized for federal income tax purposes immediately upon such distribution or the event requiring such revaluation.

     (e) Upon a revaluation of any Partnership assets pursuant to Section 4.7 hereof, the Capital Accounts of the Partners will be adjusted as provided in
Section 4.7(c).

     (f) The Tax Matters Partner shall direct the Partnership's accountant to make all necessary adjustments in each Partner's

Capital Account as required by the rules of section 704(b) of the Code and the Income Tax Regulations thereunder.

     4.2. Initial Contributions of Capital.
          --------------------------------

     On the Effective Date, each Partner shall make the contributions to the capital of the Partnership set forth opposite such Partner's name on Schedule 1 hereto.

     4.3. Additional Contributions by Partners.
          ------------------------------------

     (a) In the event that (i) a capital contribution is required by the terms of an Approved Business Plan or (ii) the Partnership Committee determines that an additional capital contribution, payable in cash or other property (or combination thereof), is necessary or advisable, each Partner will be notified in writing by the Partnership, at least 60 days prior to the date on which such capital contribution is payable (the "Due Date"), of the amount of the capital contribution required from each of them, on a pro rata basis, determined in
                                              --------
accordance with such Partner's respective Capital Contribution Percentage, and the Due Date for such capital contribution. Each such capital contribution shall be payable in cash unless otherwise determined by vote of the Partnership Committee. Such contributions, when made by a Partner, shall be credited to such Partner's Capital Account.

     (b) In the event that a Partner fails to make a required capital contribution on or prior to the Due Date thereof (a "Defaulting Partner"), any one or more of the other Partners, who are not Affiliate Transferees of the Defaulting Partner (the "Non-Defaulting Partners") may by a vote of the Members representing General Partners who hold a majority of the Percentage Interests of the Non-Defaulting Partners, elect to cause the Partnership to (x) allow the Non-Defaulting Partners to withdraw their corresponding additional capital contribution, in which event the Partnership shall promptly return any such contributions to such Partners and, pending such return, the amount of such contribution shall be deemed to be a demand loan from such Partners to the Partnership, or (y) invoke the following procedure (the "Default Contribution Procedure") to permit the Non-Defaulting Partners to contribute up to the entire amount required to be contributed pursuant to Section 4.3(a) by the Defaulting Partner (the "Default Amount").

          (i) The Default Contribution Procedure shall be invoked by the Partnership by giving notice (the "Default Contribution Notice") to the Non-Defaulting Partners, with a copy to the Defaulting Partners. Within 30 days following the mailing of the Default Contribution Notice (the "Default Contribution Date"), any one or more of the Non-Defaulting Partners may pay some or all of the Default Amount.

          (ii) In the event that more than one Non-Defaulting Partner elects to contribute a Default

     Amount so that the aggregate amount to be contributed by the Non-Defaulting Partners would exceed the full Default Amount, each of such Non-Defaulting Partners shall be entitled to contribute a portion of the Default Amount that is equal to such Non-Defaulting Partner's Percentage Interest divided by the Percentage Interests of all Non-Defaulting Partners electing to contribute such Default Amount.

          (iii) The amount contributed pursuant to this Default Contribution Procedure (as determined at the date 30 days after the Default Contribution Date, the "Default Contribution Procedure Termination Date") shall constitute an amount (the "Preferred Amount") allocated appropriately among the Non-Defaulting Partners, effective as of the Default Contribution Procedure Termination Date.

          (iv) The Preferred Amount of the Capital Account of each such Partner shall thereafter be (A) increased on the first day of each quarter by the Quarterly Preferred Return (as hereinafter defined) and (B) reduced by all Distributions (as hereinafter defined) made to each such Partner, and by capital contributions made as contemplated by paragraph (vii) below. On the first day of each month, each Non-Defaulting Partner having a positive Preferred Amount in its Capital Account (a "Preferred Partner") shall be entitled to receive, out of cash distributions which would otherwise be made to the Defaulting Partners pursuant to Article 5 ("Distributions"), an amount equal to the balance of such Preferred Amount.

          (v) The "Quarterly Preferred Return" shall, for the date of determination, be equal to the product of (A) five percent, and (B) such Non-Defaulting Partner's average daily balance in the Preferred Amount for the quarter preceding the relevant payment date.

          (vi) Subject to Section 5.1(b) and the minimum gain provisions of
     Section 5.1(c), the Partnership's gross income for any fiscal quarter otherwise attributable to the Defaulting Partners shall first be allocated to the Preferred Partners until the cumulative amount allocated to each such Preferred Partner for all periods under this paragraph is equal to the cumulative amount of Quarterly Preferred Return of such Preferred Partner for all periods.

          (vii) The Defaulting Partners may, at any time, contribute cash to the Partnership in an amount equal to all or any part of the aggregate Preferred Amount, which cash shall be promptly distributed to the Preferred Partners in full or partial satisfaction of their respective Preferred Amounts.

          (viii) Immediately prior to the date that PCS JV is dissolved in accordance with Article 10 of the PCS JV Agreement, the balance of the Preferred Amount of each Partner may at such Partner's option be converted into capital of PCS JV and such Partner's Preferred Amount shall be reduced to zero. Such conversion shall be accomplished by increasing the Capital Accounts of the Preferred Partner in PCS JV and of the Defaulting Partner in the Partnership; and by decreasing the Capital Accounts of the Preferred Partner in the Partnership and of the Defaulting Partner in PCS JV, with each such adjustment being in an amount equal to the Preferred Amount, immediately before the reduction thereof to zero under the preceding sentence.

     (c) If the Defaulting Partner fails to contribute a Default Amount, the Non-Defaulting Partner or Partners may by a vote of the Members representing a majority of the Percentage Interests of the Non-Defaulting Partners, elect to cause the Partnership to initiate and maintain an action against the Defaulting Partner for such Default Amount (and the amount of any Preferred Returns that have accrued with respect to Preferred Amounts contributed by the Non-Defaulting Partners to fund such Default Amount) and to pursue any available remedy, including but not limited to seeking payment by the Defaulting Partner of such amounts or the unpaid portion thereof and damages incurred by the Partnership in connection therewith. The Defaulting Partner's Capital Account shall be increased by an amount equal to that portion of the Default Amount recovered in any action maintained in accordance with the immediately preceding sentence.
The costs of any action commenced by the Partnership pursuant to this Section 4.3(c) shall be paid by the Partnership and shall be reimbursed by the Defaulting Partner to the Partnership and to the extent not paid will be deducted from the amounts otherwise distributable to such Defaulting Partner and any amounts so deducted shall be treated as a distribution to such Partner.

     4.4. Partner Obligations.  No Partner shall have any obligation to restore
          -------------------
any portion of any deficit balance in such Partner's Capital Account, whether upon liquidation of its interest in the Partnership, liquidation of the Partnership or otherwise.

     4.5. Withdrawals of Capital Accounts.  No Partner shall be entitled to
          -------------------------------
withdraw any amount from its Capital Account prior to dissolution of the Partnership.

     4.6. Interest on Capital Accounts.  No interest or compensation shall be
          ----------------------------
paid on or with respect to the Capital Account or capital contributions of any of the Partners, except as otherwise expressly provided herein.

     4.7.  Revaluation of Partnership Assets.
           ---------------------------------

     (a) The assets of the Partnership shall be revalued in accordance with
Section 4.9 to their then Fair Market Values as of the date of and immediately prior to (i) the acquisition of an additional interest in the Partnership (including adjustments to Percentage Interests arising as a result of a failure of any Partner to make a required capital contribution pursuant to Section 4.3 hereof) by any new or existing Partner in exchange for more than a de minimis
                                                                   ----------
capital contribution to the Partnership, (ii) the distribution by the Partnership of more than a de minimis amount of property as consideration for
                           ----------
the redemption of a portion (but not all) of a Partner's interest in the Partnership and (iii) the liquidation of a Partner's entire interest in the Partnership, or immediately prior to the distribution of Partnership assets in liquidation of the Partnership within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that no revaluation shall occur
                              --------  -------
solely by reason of a contribution to the Partnership by WMC pursuant to Section 7.5; and provided further that no revaluation shall occur if the Partnership
         -------- -------
Committee reasonably determines that a revaluation would not materially affect the Capital Accounts of the Partners or that the cost of such revaluation would be disproportionate to any benefit to be derived by the Partners from such revaluation.

     (b) Immediately prior to the distribution of any asset by the Partnership, the Partnership Committee shall revalue such asset to its then Fair Market Value.

     (c) Any Revaluation Gain or Revaluation Loss arising from a revaluation of any Partnership asset pursuant to this Section 4.7 shall be taken into account as gain or loss to be allocated among the Partners pursuant to Section 5.1.

     4.8. Redetermination of Percentage Interests.  The respective Percentage
          ---------------------------------------
Interests of each of the Partners shall be redetermined immediately after any event giving rise to a change in any Partner's Adjusted Capital Contributions. If a Partner is both a General Partner and a Limited Partner such adjustment shall be made to both the General Partner and the Limited Partner Percentage Interests of such Partner as both a General Partner and a Limited Partner pro
                                                                          ---
rata in proportion to such interests.
----

     4.9. Determination of Fair Market Value.  The Fair Market Value, as of the
          ----------------------------------
date of determination, of any asset shall be determined (a) by mutual agreement of the General Partners or (b) if no such agreement is reached within ten days of the relevant date of determination, as follows:

          (i)  Selection of Appraisers.  Each General Partner shall designate by
               -----------------------
     written notice to the Partnership and each other General Partner a firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an Appraiser pursuant to this Section 4.9 (the firms designated by the General Partners being referred to herein as the "First Appraiser" and the "Second Appraiser," respectively) within five business days after the failure to reach agreement in accordance with the terms of clause (a) above. In the event that either General Partner fails to designate its or their Appraiser within the foregoing time period, the other shall have the right to designate such Appraiser by notifying the failing party or parties in writing of such designation (and the Appraiser so designated shall be the First Appraiser or the Second Appraiser, as the case may be).

          (ii)  Evaluation Procedures.  Each Appraiser shall be directed to
                ---------------------
     determine the Fair Market Value of the asset. Each Appraiser will also be directed to deliver an Appraiser's Certificate to each General Partner on or before the 30th day after their respective designation (the "Certificate Date"), upon the conclusion of its evaluation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by the Partnership in the course of conducting its evaluation, and, to that end, will execute such customary documentation as the Partnership may reasonably request with respect to such confidentiality obligation. The General Partners will cooperate in causing the Partnership to provide each Appraiser with such information within the Partnership's possession that may be reasonably requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers shall consult with each other in the course of conducting their respective evaluations. Each General Partner shall have full access to each Appraiser's work papers. Each Appraiser will be directed to comply with the provisions of this Section 4.9, and to that end each party will provide to its respective Appraiser a complete and correct copy of this Section 4.9 (and the definitions of capitalized terms used in this Section 4.9 that are defined elsewhere in this Agreement).

          (iii)  Fair Market Determination.  The Fair Market Value of any asset
                 -------------------------
     shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this subparagraph (iii). The higher of the values set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of such values is hereinafter referred to as the "Lower Value". If the Higher Value is not more than 110% of the Lower Value, the Fair Market Value will be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of subparagraph (iv) below, and the Fair Market Value will be determined in accordance with the provisions of subparagraph (v) below.

          (iv)  Selection of and Procedure for Third Appraiser.  If the Higher
                ----------------------------------------------
     Value is more than 110% of the Lower Value, within seven days thereafter the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser pursuant to this Section 4.9 (the "Third Appraiser"), by written notice to each General Partner. The General Partners shall direct the Third Appraiser to determine the Fair Market Value of the asset (the "Third Value") in accordance with the provisions of subparagraph (ii) above, and to deliver to the General Partners an Appraiser's Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this
     Section 4.9, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 4.9 (and the definitions of capitalized terms used in this Section 4.9 that are defined elsewhere in this Agreement).

          (v)  Alternative Determination of Fair Market.  Upon the delivery of
               ----------------------------------------
     the Appraiser's Certificate of the Third Appraiser, the Fair Market Value will be determined as provided in this subparagraph (v). The Fair Market Value will be (w) the Lower Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

          (vi)  Costs.  Each General Partner will bear the cost of the Appraiser
                -----
     designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, each General Partner shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of Fair Market Value is further away from the Third Value shall bear the entire cost of the Third Appraiser. The General

     Partners agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

          (vii)  Conclusive Determination.  To the fullest extent provided by
                 ------------------------
     law, the determination of the Fair Market Value made pursuant to this
     Section 4.9 shall be final and binding on the Partnership and the Partners hereto, and such determination shall not be appealable to or reviewable by any court or arbitrator; provided that the foregoing shall not limit a
                              --------
     Partner's rights to seek arbitration of the obligations of the other Partners and the Partnership hereunder.


                                   ARTICLE 5

                         ALLOCATIONS AND DISTRIBUTIONS

     5.1. Profits and Losses.  A Partner's distributive share of income, gain,
          ------------------
loss, deduction or credit (or items thereof) as shown on the annual federal income tax return prepared by the Partnership's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder as implemented by Section 4.1 hereof, as applicable, shall be determined as provided in this Article 5.

     (a) Except as otherwise provided in this Section 5.1, profits and losses of the Partnership shall be allocated among the Partners proportionately in accordance with their respective Percentage Interests.

     (b) Solely for tax purposes, in determining each Partner's allocable share of the taxable income or loss of the Partnership, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to
Section 4.7 hereof, shall be allocated to the Partners under any method allowable under section 704(c) of the Code and the applicable Income Tax Regulations thereunder.

     (c) Minimum Gain Chargeback.  Notwithstanding anything to the contrary in
         -----------------------
this Article 5, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations.

     This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

     (d) Qualified Income Offset.  Subject to the provisions of Section 5.1(c),
         -----------------------
but otherwise notwithstanding anything to the contrary in this Article 5, if any Partner's capital account has a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax
                                  -
Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations), then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Partnership income,
                      --------
including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations
                                                -
and shall be interpreted and implemented as therein provided.

     (e) Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Partnership property, which is treated as depreciation recapture, shall be allocated to the Partner who was entitled to deduct such depreciation.

     (f) Except as otherwise provided in Section 5.1(j), if and to the extent any Partner is deemed to recognize income as a result of any loans described herein pursuant to the rules of sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, or any other item of imputed income, any corresponding resulting deduction of the Partnership shall be allocated to the Partner who is charged with the income. Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, if and to the extent the Partnership is deemed to recognize income as a result of any loans described herein pursuant to the rules of sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, or any other item of imputed income, such income shall be allocated to the Partner who is entitled to any corresponding resulting deduction.

     (g) The Partnership shall elect to amortize Organizational Expenses over a 60-month period pursuant to Code section 709. Any such amortization deductions attributable to Organizational Expenses contributed by a Partner shall be allocated to such Partner.

     (h) Except as otherwise required by law, tax credits shall be allocated among the Partners pro rata in accordance with the manner in which Partnership
                   --------
profits are allocated to the Partners under this Article 5, as of the time the credit prop-erty is placed in service or if no property is involved, as of the time the credit is earned. Recapture of any tax credit required by the Code shall be allocated to the Partners in the same proportion in which such tax credit was allocated.

     (i) Except as provided in Sections 5.1(e), (f), (g) and (h) hereof or as otherwise required by law, if the Partnership Interests of the Partners are changed herein during any taxable year, all items to be allocated to the Partners for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Partners in the manner in which such items are allocated as provided in this Article 5 during each such portion of the taxable year in question; provided that, if the transferor and the transferee of an interest in
          --------
the Partnership (i) shall both have given the Partnership written notice within 15 days of the end of such taxable year of the Partnership stating their agreement that such division and allocation shall be made on some other basis permitted by Code section 706(d) and (ii) shall have agreed to reimburse the Partnership for any incremental accounting fees and other expenses incurred by the Partnership in utilizing such other basis for such division and allocation, then such other basis permitted by Code section 706(d) shall be used.

     (j) Any special allocation of income or gain pursuant to Section 5.1(c) or 5.1(d) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 5 so that the net amount of all such allocations to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article 5 if such special allocations of income or gain under
Section 5.1(c) or 5.1(d) hereof had not occurred.

     (k)  Losses.
          ------

          (i) Items of deduction and loss attributable to Partner nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Partners bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i) of the Income Tax Regulations.

          (ii) Items of deduction and loss attributable to Partnership nonrecourse liabilities within the meaning of section 1.704-2(b)(1) of the Income Tax Regulations shall be allocated among the Partners proportionately in accordance with their respective Percentage Interests.

          (iii) All other items of operating net loss ("Net Loss") shall be allocated among the Partners, proportionately in accordance with their Percentage Interests, except that Net Loss shall not be allocated to any Partner to the extent it would create a deficit balance in excess of such Partner's obligation to restore its Capital Account balance, computed in accordance with the rules of
     Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations  (including such
                               -
     Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations). Any Net Loss which cannot be allocated to a Partner because of the limitation set forth in the previous sentence shall be allocated first to the other Partners to the extent such other Partners would not be subject to such limitation and second any remaining amount to the Partners in the manner required by the Code and the Income Tax Regulations.

     (l) Subject to the provisions of Sections 5.1(c) through (k), items of income and gain shall be allocated to the Partners in the following priority:

          (i) First, if allocations of Net Loss have been made to the Partners under the last sentence of Section 5.1(k)(iii), then in the amount of, and proportionate to, the amount of such Net Loss.

          (ii) Second, the balance among the Partners in proportion to their relative Percentage Interests.

     5.2. Distributions.
          -------------

     (a) As promptly as practicable after the end of each fiscal quarter, but in no event later than the end of the following fiscal quarter, all Net Operating Available Cash of the Partnership (as determined based on the Partnership's financial statements for such fiscal quarter) shall be distributed to the Partners. Other distributions, whether in cash or in kind, shall be made to the Partners at such times and in such amounts as shall be determined by the Partnership Committee. The amount of any in-kind distribution shall be the distributed property's then Fair Market Value.

     (b) Except as provided in Sections 4.3(b), 4.3(c), and 5.2(c), distributions shall be made among the Partners in accordance with their respective Percentage Interests at the time of such distribution.

     (c) Upon liquidation of the Partnership, within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made among the
                                      -
Partners as provided in Section 8.3.

     (d) Any other provision of this Agreement to the contrary notwithstanding, no distribution shall be made by the

Partnership, or on behalf of the Partnership which would violate Section 17-607(a) of the Act, which would render the Partnership insolvent or which is prohibited by the terms of any Partnership indebtedness.

     (e) All matters not expressly provided for by the terms of Article 5 or elsewhere in this Agreement concerning the valuation of securities and other assets of the Partnership, the allocation of profits and losses and items thereof (including credits) among the Partners and accounting procedures shall be reasonably determined by the Partnership Committee, whose determination shall be final and conclusive as to all of the Partners.


                                   ARTICLE 6

                      TAX MATTERS AND REPORTS; ACCOUNTING

     6.1. Filing of Tax Returns.  The Tax Matters Partner shall prepare and
          ---------------------
file, or cause the accountants of the Partnership to prepare and file, all Tax Returns for each tax year of the Partnership.

     6.2. Tax Matters Partner.
          -------------------

     (a) The initial Tax Matters Partner of the Partnership within the meaning of section 6231(a)(7) of the Code shall be selected by the Partnership Committee within 90 days after the Effective Date and serve in that capacity until November 15, 1996. Thereafter the position of Tax Matters Partner shall rotate between the General Partners every two years. Unless otherwise expressly provided herein, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate with respect to all tax matters.

     (b) The Tax Matters Partner shall promptly advise the other Partners of all audits or other actions by the Internal Revenue Service and shall furnish to the Partnership and to each Partner a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Partners by the Internal Revenue Service. All expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Partnership and shall be paid by the Partnership.

     (c) To the fullest extent permitted by law, the Partnership shall indemnify Partners on an after-tax basis against any liabilities incurred while acting as the Tax Matters Partner of the Partnership but only to the extent such Partner acts within the scope of its authority as Tax Matters Partner under this Agreement. The Tax Matters Partner shall not be indemnified against any liability regarding Partnership tax matters arising by reason of the willful misconduct, bad faith, gross negligence or reckless disregard of the duties of the Tax Matters Partner.

     6.3.  Tax Reports to Current and Former Partners.  After the end of each
           ------------------------------------------
fiscal year, the Tax Matters Partner shall, in a timely manner, prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to partners by law (e.g., section 6031(b) of the Code and the Income
                              ----
Tax Regulations thereunder) and as shall enable such Partner or former Partner (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing.

     6.4. Accounting Records; Independent Audit.  Complete books and records
          -------------------------------------
accurately reflecting the accounts, business, transactions and partners of the Partnership shall be maintained and kept by the Partnership at the Partnership's principal place of business. The accounting records of the Partnership shall be maintained to assure preparation of the financial statements in accordance with GAAP. The accounting records of the Partnership shall be audited by certified public accountants selected by the Partnership Committee.

     6.5. Fiscal Year.  Except as may otherwise be required by the federal tax
          -----------
laws, the fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31.

     6.6. Tax Accounting Method.  The books and accounts of the Partnership
          ---------------------
shall be maintained using the accrual method of accounting for tax purposes. Those documents relating to allocations of items of partnership income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

     6.7. Withholding.  Notwithstanding any other provision of this Agreement,
          -----------
the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any Federal, state and local withholding requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts withheld to satisfy any Federal, state or local withholding requirement with respect to a Partner shall be treated as distributions to such Partner. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner's interest in the Partnership hereby, to the fullest extent permitted by law, indemnifies and agrees to hold harmless the Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.

     6.8. Tax Elections.  Upon the request of a transferee of a Partnership
          -------------
Interest or a distributee of a Partnership distribution, the Partnership will make the election under section 754 of the Code in accordance with applicable Income Tax Regulations thereunder for the first fiscal year in which such election could apply, unless the Tax Matters Partner reasonably determines that such election is not in the best interest of the Partnership. In any case where responsibility is granted to the Tax Matters Partner to make any election or determination or to take any other action which in the reasonable judgment of the Tax Matters Partners could have a material adverse economic impact on any other Partner, the Tax Matters Partner shall notify such other Partners not less than fifteen days preceding the time such action is to be taken. If any of the other Partners disagree with the proposed action, responsibility for the matter shall be given to the Partnership Committee.

     6.9. Prior Tax Information.  Each Partner agrees to deliver to the
          ---------------------
Partnership all relevant information regarding Taxes that the Partnership will require in order to comply with its own tax accounting and reporting requirements, including without limitation schedules setting forth the fair market value and tax basis of each asset that may from time to time be contributed by a Partner to the Partnership; provided, however, that no Partner
                                             --------  -------
shall be required to disclose the income tax returns of itself or any of its Affiliates.


                                   ARTICLE 7

              INDEMNIFICATION AND EXCULPATION; CERTAIN AGREEMENTS

     7.1. Indemnification of the Partners.  The Partnership shall indemnify and
          -------------------------------
hold harmless the Members, the Partners and their Affiliates, and their respective partners, shareholders, directors, officers and/or the legal representatives of any of them, and each other Person who may incur liability as a Partner or otherwise in connection with the management or ownership of the Partnership or any entity in which the Partnership has an interest (each, an "Indemnified Party"), against all liabilities, and against all expenses (including counsel fees) reasonably incurred by him or it, in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which any Indemnified Party may be involved or with which he or it may be threatened, while a Partner or serving in such other capacity or thereafter, by reason of its being or having been a Partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his office. The Partnership shall have the right to approve any counsel (which approval shall not be unreasonably withheld) selected by any Indemnified Party and to approve the terms of any proposed settlement (which approval shall not be unreasonably withheld). The Partnership shall advance to any Indemnified Party or Partner reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Partner hereby agrees, and each other

Indemnified Party shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such Indemnified Party shall reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Section. The rights accruing to a Partner and each other Indemnified Party under this Section 7.1 shall not exclude any other right to which it or they may be lawfully entitled; provided that any right of indemnity or reimbursement
                      --------
granted in this Section 7.1 or to which any Indemnified Party may be otherwise entitled may only be satisfied out of the assets of the Partnership, and no Partner and no withdrawn Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.1 shall not be construed so as to provide for the indemnification of a Partner or any other Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by law.

     7.2. Exculpation.  Any Member, any Partnership employee, any Partner and
          -----------
any Affiliate thereof and their respective partners, shareholders, directors, officers, employees, or agents and/or the legal representatives of any of them shall not be liable to any Partner or the Partnership for mistakes of judgment or for action or inaction which such Member, Partner, Affiliate, partner, shareholder, director, officer, employee, agent or legal representative (1) reasonably believed to be in or not opposed to the best interests of the Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, (2) with respect to any criminal action, such party reasonably believed his conduct was lawful. Each Partner may (on its own behalf or on the behalf of any Member designated by such Partner, any Affiliates of such Partner or their respective partners, shareholders, directors, officers, employees or agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Partnership affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided that they shall have been selected with reasonable care.
--------
Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 7.2 shall not be construed so as to relieve (or attempt to relieve) a Partner or any other Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

     7.3. Restrictions on Partners.  No Partner may, without the prior written
          ------------------------
consent of all of the other Partners:

           (i) confess a judgment against the Partnership;

          (ii) make any agreement on behalf of any other Partner;

         (iii) except to the extent permitted by Article 8 hereof, withdraw as a Partner, dissolve, terminate, liquidate or wind up the affairs of the Partnership; or

          (iv) use or possess Partnership property except for a Partnership purpose, except as provided under contractual arrangement.

     7.4. Outside Activities.
          ------------------

     (a) Except as otherwise expressly provided in this Section 7.4, any Partner or Affiliate thereof may engage in or possess any interest in any other business venture of any nature independently or with others, and neither the Partnership nor any other Partner shall have any right by virtue of this Agreement in or to such venture or in or to any income or profits derived therefrom.

     (b) Except for Systems (or licenses or permits therefor) acquired in accordance with this Section 7.4:

     (i) No Partner or any Affiliate thereof may, directly or indirectly, acquire an ownership interest in any Person whose principal business is the provision of nationwide Services in competition with the Partnership's nationwide Services or the Partnership Business.

     (ii) In light of current regulatory and legal concerns arising from partner-competitor overlaps in the same wireless services geographic markets and in light of the need to avoid financial conflicts that would impair productive coordination of the Systems of Partners, and in light of the numerous potential acquirors of wireless properties, no Partner may, directly or indirectly, acquire any ownership interest in or lease (as lessee) any System (or license or permit therefor) the service area of which overlaps, in any material respect, the service area of a System (or license or permit therefor) which any Partners or Affiliate thereof, directly or indirectly, has an ownership interest in, or leases (as lessee). If such an overlap occurs as a result of a larger acquisition made by a Partner or Affiliate thereof, the acquiring Partner or Affiliate shall divest the overlapping service area no later than six months after the consummation of such acquisition.

     (iii) No Partner or any Affiliate thereof may, directly or indirectly, acquire an ownership interest in any System or provide Services in any market if such acquisition or provision of Services would result in any material restrictions being imposed on the Partnership Business, or on the System operations of any other Partner or Affiliate thereof by any court, governmental agency or regulatory or administrative authority. If such restrictions result as a consequence of an acquisition, the acquiring Partner shall take prompt action to cause the removal of the restrictions, and shall indemnify the Partnership and each other Partner or Affiliate thereof for any financial detriment suffered by the imposition of the restrictions.

     (iv) Until December 31, 1995, except as provided in Section 3.1 of the PCS JV Agreement, no Partner or any Affiliate thereof may, directly or indirectly, acquire an ownership interest in any System the service area of which overlaps, in any material respect, the service area of a Designated MTA/BTA (as defined in the PCS JV Agreement).

     (v) Each Partner will promptly notify the Partnership and each other Partner upon (A) entering into a definitive purchase agreement with respect to an ownership interest in any System, and (B) the termination of any such agreement. For purposes of this Section 7.4, a Partner will be deemed to have an ownership interest in any System which is the subject of an executed definitive purchase agreement as of the time notice of execution of such agreement is delivered to the Partnership and each other Partner and until the termination of such agreement.

     (c) Nothing contained in this Section 7.4 shall prohibit or otherwise restrict:

          (i) the ownership of, and provision by, a Partner or its Affiliates of Cellular Service through Systems which were owned by, or subject to a definitive purchase agreement to acquire by, such Partner or its Affiliates on the Effective Date;

          (ii) the ownership of an interest in PCS JV by a Partner or its Affiliates or the ownership of, or the provision of Services by, Systems acquired by a Partner or its Affiliates in accordance with Section 3.1(b) or Section 10.3 of the PCS JV Agreement;

          (iii) the acquisition by PCS JV of PCS Systems (or licenses or permits therefor) or the provision of PCS Service by such Systems;

          (iv) the acquisition by a Partner Parent of a Partner (or an Affiliate thereof) from another Partner Parent of such Partner (or an Affiliate thereof) of direct or indirect ownership interests in Systems (or licenses or permits therefor) or the provision of Cellular, ESMR or PCS Services by such Systems;

          (v) the acquisition of an ownership interest by a LEC Affiliate or a wireline cable television company Affiliate of a Partner, if permitted under applicable law, in a PCS System having 10 MHz of PCS spectrum (and a 10 MHz license or permit therefor), or the provision of PCS Service by such PCS System, in each case, substantially within the service territory of such Affiliate;

          (vi) the ownership or other participation of ATI or any Affiliate thereof in the Globalstar satellite communications venture, or the ownership or other participation of any Partner or its Affiliates in any satellite communications venture that would not be competitive with services provided by Systems, or the provision of wireless communications services (other than Cellular, PCS or ESMR Services) by Globalstar or such other ventures; provided that, in either case, the Partnership shall be
                     --------
     entitled to purchase wireless communications services from Globalstar or such other venture at prices and on terms no less favorable than those offered to any third party (for like volumes and types of service);

          (vii) the acquisition by ATI or any Affiliate thereof of ownership interests in CCI or New Par, a Delaware general partnership;

          (viii) the acquisition by ATI or any Affiliate thereof of ownership interests in Systems (or licenses or permits therefor) as a result of distributions from CMT Partners, a Delaware general partnership;

          (ix) the acquisition (through merger, consolidation, purchase of stock or assets, or otherwise) of an ownership interest of less than 5% in a Person, which owns or leases Systems, or provides Cellular, ESMR or PCS Services (directly or indirectly through an Affiliate that is controlled by such Person); provided that, if the Partnership Committee (by vote of the
                   --------
     Members representing Partners other than the acquiring Partner) shall determine that the acquired business would be reasonably expected to result in any material restrictions being imposed on such existing or planned activities or acquisitions by any court, governmental agency or regulatory or administrative authority, the Partner and its Affiliates shall promptly, but in any event within 30 days, divest such ownership interest, or take such other action as is necessary (in the determination of the Partnership Committee) to remove such restrictions;

          (x) the obtaining of the right to nominate or cause the election of less than 20% of the members of the Board of Directors of a corporation and any committee thereof, provided that no employee of the Partner or its Affiliates serves as an officer of such corporation;

          (xi) any activity of a LEC Affiliate or wireline cable television company Affiliate in its service territory required in accordance with all applicable laws, regulations or order, or any agreement with a regulatory authority which agreement is existing as of the date hereof;

          (xii) the limited use of radio spectrum by a LEC Affiliate or wireline cable television company Affiliate for provision of "wireless tails" or other similar services ancillary to landline communications within the service territory of such Affiliate;

          (xiii) the acquisition, retention and disposition, in the ordinary course of business, of debt obligations or engaging in equipment financing and sale-leaseback arrangements, provided that such debt obligations or financing arrangements (A) are not convertible into or exchangeable for equity securities (or securities convertible into or exchangeable for equity securities) and (B) entitle the holder or financier to receive only interest or other returns that are fixed, or vary by reference to an index or formula that is not based on the value or results of operations of such entity;

          (xiv) the holding of an ownership interest in a Person that has an ownership interest in a System or provides Services, if the Partner or its Affiliate has no responsibility for or control over the conduct of such ownership or activities, does not permit its name to be used in connection with such ownership or activities, and uses all reasonable efforts, including voting its equity interest, to cause such Person to cease such ownership or activities;

          (xv) the purchase by a LEC Affiliate or a wireline cable television company Affiliate from any Person of Services and the resale thereof within the service territory of such Affiliate; and

          (xvi) the provision and management by a LEC Affiliate or a wireline cable television company Affiliate in its service territory of network infrastructure and associated systems for unaffiliated entities providing Services.

     (d) Each Partner and each Affiliate of a Partner that, directly or indirectly, has an ownership interest in a System shall use its reasonable efforts, subject to fiduciary duties to third parties, to cause each of its Attributed Entities to abide by restrictions contained in this Section 7.4 and to comply with the terms set forth herein.

     (e) This Agreement shall not be deemed to create any duties other than as expressly provided for herein or imposed by applicable law, nor shall its existence be deemed to alter the legal duties and obligations that any Partner or any Affiliate thereof has to the other Partners or their Affiliates as to matters outside the scope of the Agreement, including, without limitation, those concerning the terms and conditions of interconnection services. Each of the Partners and its Affiliates acknowledge their respective right to compete vigorously with the other Partners and their Affiliates in markets or areas in which they are otherwise competitors in the offering of telecommunications services.

     (f) A Partner shall remain subject to the provisions of this Section 7.4 for a period of one year from earliest of (i) the date of dissolution of the Partnership, (ii) the withdrawal of such Partner as a General Partner (pursuant to Section 8.1(a)(iii)), and (iii) the transfer of such Partner's entire Partnership Interest to a Person other than an Affiliate. If a General Partner withdraws from the Partnership in violation of Section 8.1, then the Limited Partner Percentage Interest of such Partner for purposes of this Section 7.4(f) shall be deemed to be increased by the General Partner Percentage Interest at the time of such withdrawal.

     7.5. Elimination of Conflicts.  (a)  Cellco and its Affiliates shall
          ------------------------
eliminate, as promptly as practicable following the Effective Date, any ownership or other conflicts with respect to the Systems listed on Schedule 7.5(a) hereto (the "Scheduled Systems") to the extent reasonably necessary to preclude conflicts that would result in any material restrictions being imposed on the Partnership Business or the System operations of any other Partner or Affiliate thereof by any court, governmental agency or regulatory or administrative authority ("Conflicts").

     (b) Cellco and its Affiliates will use their best efforts (consistent with obtaining value) to accomplish the elimination of such Conflicts in a manner that would minimize the amount of Section 7.5 Taxes (as defined below) incurred by Cellco or its Affiliates as a result of the elimination of such Conflicts in a taxable transaction. For purposes of this Section 7.5 "Section 7.5 Taxes" means federal and state tax liabilities (exclusive of penalties or interest) resulting from elimination of such Conflicts, determined using an assumed combined federal and state tax rate of 40% based on the actual taxable gain recognized upon the disposition of any relevant Scheduled Systems, without regard to the availability of net operating loss carry forwards or similar tax offsets or benefits, and without regard to the tax effect of the contribution or payment of any amount pursuant to this Section 7.5.

     (c) Upon Cellco's written notification to WMC setting forth Cellco's determination of the amount of Section 7.5 Taxes, Cellco and WMC shall use their best good faith efforts to reach agreement on a form of payment of 50 percent of the Section 7.5 Taxes (the "Section 7.5 Taxes Payment") which (A) gives Cellco the full benefit of the Section 7.5 Taxes Payment (but without any gross-up),
(B) minimizes the tax liability of Cellco with respect to such Payment, and (C) improves the ability of WMC to treat such amount as an investment under its method of accounting. If Cellco and WMC fail to reach agreement on the form of such Payment within 30 days of Cellco's notification to WMC of Cellco's determination of the amount of Section 7.5 Taxes, WMC shall make such Payment in cash to Cellco upon the later of the expiration of such 30 day period or the conclusion of the process described in Section 7.5(d).

     (d) In the event that WMC disagrees with Cellco's calculation of the amount of Section 7.5 Taxes, WMC may challenge that determination by notifying Cellco in writing of the grounds for such disagreement within ten (10) days of WMC's receipt of Cellco's notification. Cellco and WMC shall negotiate in good faith to resolve such disagreements. If WMC and Cellco fail to resolve such disagreements, then the matter will be referred to arbitration in accordance with the Arbitration Agreement of the partners of even date hereof for resolution.

     (e) In the event of a determination that Section 7.5 Taxes may be different than the amount originally used for purposes of this Section 7.5, Cellco shall consult with WMC concerning the audit, appeal, amended return or other process potentially leading to such redetermination provided that such redetermination shall be calculated using the assumed tax rate, disregarding net operating loss carryforwards and similar tax offsets and benefits, and disregarding the tax effect of the contribution or payment of any amount, all as provided in Section 7.5(b); and upon any such redetermination becoming final, appropriate adjustments shall be made among the parties to reflect such redetermination.

     7.6. Duties of Partners.  The fiduciary duties of Partners or Members of
          ------------------
the Partnership Committee shall not restrict any Partner or Affiliate or any Member of the Partnership Committee from:

          (i) engaging in conduct permitted by Section 7.4;

          (ii) taking any action in any capacity other than that of a Partner or Member of the Partnership Committee, respectively; or

         (iii) acting to prevent the Partnership from engaging in an activity that is outside the scope of the Partnership Business;

whether or not such Partner, Affiliate or Member of the Partnership Committee is motivated in whole or in part by a desire to further the interests of a Person other than the Partnership.

                                ARTICLE 8

                          TERMINATION AND DISSOLUTION

          8.1.  Events of Dissolution.
                ---------------------

          (a) The Partnership shall be dissolved upon (i) expiration of the term of the Partnership specified in Section 1.6 hereof, (ii) an election to dissolve the Partnership pursuant to Section 8.2(b)(i), (iii) the withdrawal of a General Partner, the filing of a certificate of dissolution, or its equivalent, for a General Partner or the revocation of its charter and the expiration of 90 days after the date of notice to a General Partner of revocation without a reinstatement of its charter, or the occurrence of any other event that results in a General Partner ceasing to be a general partner of the Partnership as required under the Act; provided, the Partnership shall not be dissolved and
                        --------
required to be wound up in connection with any of the events specified in this clause (iii) if (A) at the time of the occurrence of such event there is at least one remaining General Partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership without dissolution, or (B) within 90 days after the occurrence of such event, a majority in interest of the remaining Partners (or such greater percentage in interest as is required by the Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional general partners of the Partnership, (iv) the transfer or sale of all or substantially all of the assets of the Partnership, (v) the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act, and (vi) the unanimous written consent of the Partners.

          (b) Without the unanimous written consent of the Partners, each Partner agrees not to withdraw as a Partner or do anything that would otherwise dissolve the Partnership (except as permitted by the terms of Article 10). Notwithstanding the foregoing, if a General Partner withdraws from the Partnership, upon such withdrawal, (i) the general partner interests in the Partnership of such Partner shall automatically be deemed to become limited partner interests in the Partnership and (ii) such Partner shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including the right to designate Members of the Partnership Committee.

          8.2.  Bankruptcy of a General Partner.
                -------------------------------

          (a) If the Bankruptcy of a General Partner occurs and at such time there is at least one other General Partner, such remaining General Partner or General Partners are hereby authorized to carry on the business of the Partnership without dissolution, and the Partnership Interests of the General Partner in Bankruptcy (the "Bankrupt Partner") shall automatically be deemed to become limited partner interests in the Partnership, and such Bankrupt Partner shall cease to be a

General Partner and continue to be, or become, a Limited Partner having (i) no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate Members to the Partnership Committee, and (ii) the same interest in all items of income, gain, loss, deduction or credit of the Partnership to the same extent as if such Bankruptcy had not occurred. The Partnership shall continue to be governed by the terms of this Agreement, the Partnership Business and the property of the Partnership shall continue to be owned by the Partnership, and the Partnership Business shall otherwise continue unaffected by such Bankruptcy. Upon the occurrence of the Bankruptcy of any General Partner, (i) the Bankrupt Partner and the other Partners shall execute such documents as may be necessary or appropriate to carry out the provisions of this Section 8.2 and (ii) the other Partners are, without necessity of any further action or documentation, hereby appointed attorneys-in-fact of the Bankrupt Partner for the purpose of carrying out the provisions of this Section 8.2 and taking any action and executing any documents which such Partners may deem necessary or advisable to accomplish the purposes hereof, such appointment being irrevocable and coupled with an interest.

          (b) If the Bankruptcy of a General Partner occurs and at such time the Bankrupt Partner is the only General Partner, the other Partners may (i) consent in writing to dissolve the Partnership or (ii) within 90 days after such Bankruptcy occurs, agree in writing to continue the business of the Partnership and to appoint, effective as of the date of such Bankruptcy, one or more additional General Partners. In the case of clause (ii), the Partnership Business shall be carried on by such newly appointed General Partner(s) and the Bankrupt Partner shall have its general partnership interest in the Partnership converted into a limited partner interest in the Partnership and continue to be, or become a Limited Partner subject to the provisions of Section 8.2. In the event the remaining Partners fail to make any election pursuant to this subsection (b), the Partnership shall be dissolved.

          (c) In the event any General Partner shall become a "debtor" as defined in the Bankruptcy Code in any case commenced thereunder and at any time during the pendency of such case there shall be appointed (i) a trustee with respect to the Bankrupt Partner under section 701, 702 or 1104 of the Bankruptcy Code (or any successor provisions thereto), or (ii) an examiner having expanded powers beyond those specifically enumerated in section 1104(b) of the Bankruptcy Code, then the other Partners may, at any time thereafter, so long as such condition exists, elect to dissolve the Partnership, in which event the affairs of the Partnership shall be wound up as provided in this Article 8.

          8.3.  Order of Dissolution.  In settling accounts upon winding up and
                --------------------
liquidation of the Partnership, the assets of the Partnership shall be applied and distributed as expeditiously as possible in the following order not later than the end of the taxable year of the liquidation (i.e., the date upon which the Partnership
                                 ----
ceases to be a going concern as provided in Income Tax Regulation section 1.704-1(b)(2)(ii)(g) or if later, within 90 days after the date of such liquidation):
           ---

          (a) to pay (or make reasonable provision for the payment of) all creditors of the Partnership, including to the extent permitted by law Partners or their Affiliates who are creditors, in satisfaction of liabilities of the Partnership in the order of priority provided by law, including expenses relating to the dissolution and winding up of the affairs of the Partnership (including, without limitation, expenses of selling assets of the Partnership, discharging the liabilities of the Partnership, distributing the assets of the Partnership and terminating the Partnership as a limited partnership in accordance with this Agreement and the Act); and

          (b) to the Partners in proportion to their respective positive Capital Account balances, as those balances are determined after all adjustments to such Capital Accounts as required by this Agreement for all periods immediately prior to such distribution.

          8.4.  Orderly Winding Up.  Notwithstanding anything to the contrary in
                ------------------
Sections 8.1, 8.2 and 8.3, but subject to Section 8.5 and the order of priority in Section 8.3, upon winding up and liquidation, if required to maximize the proceeds of liquidation, the Partnership Committee may, upon unanimous approval, transfer the assets of the Partnership to a liquidating trustee or trustees.

          8.5.  Dissolution Election.  Notwithstanding the terms of any
                --------------------
provision of Section 8.3(b) to the contrary, but subject to Section 17-804(a)(1) of the Act, any Partner may elect upon the occurrence of any of the events of dissolution specified in Section 8.1, by written notice to the Partnership any time prior to actual distribution, to require that the Partnership distribute the assets of the Partnership upon dissolution and winding up as follows:

          (i) First, the Partners shall attempt to reach agreement on the Fair Market Value and distribution among the Partners of each of the non-cash assets of the Partnership and liabilities related thereto, subject always to distributions being made in accordance with Capital Accounts as provided in Section 8.3(b), with such distributed assets being valued at their Fair Market Value. To the extent that the Partners are unable to reach agreement on the Fair Market Value and distribution among the Partners of certain of such non-cash assets and liabilities, the Chairman of the Partnership Committee not later than 20 days after an event of dissolution set forth in Section 8.1 shall implement the following internal auction procedures. For a period of up to ten days, the Chairman shall entertain bids by the Partners for such non-cash assets and related liabilities, either singly (a "Single Bid") or as a whole (an "Aggregate Bid"). The Chairman will only entertain bids which exceed the previous Single Bid for any non-cash asset and related liabilities or the previous Aggregate Bid for all such non-cash assets and related liabilities by at least one percent (a "Qualifying Bid"). The Chairman will promptly make each bid submitted by any Partner available to each other Partner. If during any 24-hour period within the ten-day period specified above, the Chairman does not receive a Qualifying Single Bid with respect to any non-cash asset or related liabilities or a Qualifying Aggregate Bid, the Chairman shall not entertain any further Single Bids with respect to such non-cash asset or any further Aggregate Bids, as the case may be. At the conclusion of such bidding period, the highest Single Bid by any Partner for each non-cash asset and related liabilities or, if an Aggregate Bid for such non-cash assets and related liabilities, which exceeds the sum of the Single Bids, is received such Aggregate Bid, shall constitute the Fair Market Value of such non-cash assets and related liabilities. The Partnership shall thereafter pay any amounts referred to in Section 8.3(a) (except to the extent any such liabilities are to be assumed by any Partner), and the non-cash assets and liabilities valued pursuant to the previous sentence shall be distributed to the Partner who specified the highest Fair Market Value therefor (and shall be debited against its Capital Account balance), and the remaining non-cash assets, if any, and liabilities shall be distributed in the manner agreed upon by the Partners; provided that if the distributions pursuant to
                                  --------
     this sentence would result in any Partner receiving more than its positive Capital Account balance (an "Excess Distribution"), assets with a Fair Market Value equal to the Excess Distribution shall instead be distributed among the other Partners in accordance with Capital Account balances (such assets as selected by such other Partners) and immediately thereafter sold for cash to the Partner who would have otherwise received the Excess Distribution in the absence of this proviso, which cash shall be paid simultaneously with the liquidating distributions;

          (ii) All other remaining assets shall be distributed to the Partners in accordance with Section 8.3(b) hereof; and

          (iii) Notwithstanding the foregoing, each Partner shall receive a right to use, without limitation, any Intellectual Property of the Partnership on substantially equivalent terms as the other Partners.

     8.6. Obligation to Restore Deficit Balance.  No Partner shall be
          -------------------------------------
liable for the return of the capital contributions of any other Partner, nor shall any Partner be required to have any obligation to restore a deficit balance in its Capital Account on winding up, liquidation and termination of the Partnership except to the extent required by the Act.

     8.7. Termination of Partnership.  The Partnership shall terminate when all
          --------------------------
of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Article 8, and the Certificate of Limited Partnership of the Partnership shall be canceled in the manner required by the Act.


                                   ARTICLE 9

                        ADMISSION OF ADDITIONAL PARTNERS

     9.1. Admission Procedures.  With the approval of the Partnership Committee,
          --------------------
the Partnership may admit additional Persons as both a General Partner or a Limited Partner subject to the condition that the proposed Additional Partner shall execute and deliver to the Partnership an agreement by which it (i) shall become a party to this Agreement, (ii) shall make representations and warranties to the Partnership with respect to itself relating to such matters as the Partnership Committee may request and (iii) shall execute a Standstill Agreement substantially in the form of Exhibit A hereto.


                                   ARTICLE 10

                      TRANSFER OR ENCUMBRANCE OF INTEREST

     10.1.  Restriction on Transfer or Encumbrance.  Without the unanimous
            --------------------------------------
consent of the General Partners, no Partner may assign, sell, transfer or otherwise dispose of (any such transaction being referred to in this Article 10 as a "transfer"), pledge, hypothecate, grant a security interest in or otherwise encumber, its Partnership Interest, except in accordance with the terms of
Section 10.2.

     10.2.  Permitted Transfers.
            -------------------

     (a) Any Partner may, without the consent of the other Partners, transfer ownership of all or any part of its Partnership Interest to a Wholly Owned Affiliate of a Partner or to a Partner Parent or a person which is a Wholly Owned Affiliate of a Partner Parent (any Affiliate to which a transfer is permitted under this Section 10.2 being referred to herein as an "Affiliate Transferee"). An Affiliate Transferee shall be admitted as both a Substitute General Partner and a Substitute Limited Partner at the time such (i) Affiliate Transferee executes this Agreement or a counterpart to this Agreement, which evidences such Affiliate Transferee's agreement to be bound to the terms and conditions of this Agreement and (ii) the Partner Parent(s) of such Affiliate Transferee shall have executed a letter of responsibility in form and substance reasonably satisfactory to the other Partner. In the event a transfer that is permitted under this Section 10.2(a) causes a termination of the Partnership for tax purposes under Section 708 of the Code, the Affiliate Transferee shall indemnify and hold harmless the other partners from all costs arising from such termination.

     (b) A transfer of less than all of a Partner's Partnership Interest pursuant to this Section 10.2 shall be deemed to constitute a transfer of both the General Partner and Limited Partner Percentage Interests (and the Capital Contribution Percentage) of such Partner pro rata in proportion to the portion
                                         --------
of such Partner's entire Partnership Interest transferred.

     10.3.  Invalid Transfers Void.  Any purported transfer of any Partnership
            ----------------------
Interest or any part thereof not in compliance with this Article 10 shall be void and of no force or effect and the transferring Partner shall be liable to the other Partners and the Partnership for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a result of such noncomplying transfer.

     10.4.  Change in Ownership.
            -------------------

     (a) For purposes of this Agreement, a "Change in Ownership" of a Partner shall be deemed to have occurred when (i) any Person, other than a Partner Parent of such Partner or a Wholly Owned Affiliate of such Partner Parent (an "Unaffiliated Entity"), shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own 50% or more of the outstanding Voting Stock of any Partner (or any entity, other than a Partner Parent, which, directly or indirectly, through the ownership of one or more majority-owned successive subsidiary entities, owns more than 50% of the outstanding voting interests in such Partner (a "Control Entity")) or (ii) the Partner Parents of such Partner shall otherwise cease to beneficially own a majority of the outstanding Voting Stock of such Partner or any Control Entity of such Partner. Notwithstanding the foregoing, none of (i) a broadly dispersed, underwritten public offering of the equity securities of a Partner or a Control Entity, (ii) a tax-free spin-off qualifying under Section 355 of the Code, by a Partner Parent to its shareholders of an entity the assets of which include all, but not less than all, of such Partner Parent's ownership interest in the Partnership and WMC or Cellco, as the case may be, or (iii) a change of control of a Partner Parent shall result in a Change of Ownership of a Partner hereunder.

     (b) Upon any Change in Ownership of a Partner, the Partner not undergoing the Change in Ownership shall be entitled at any time within a 90-day period following the Change of Ownership, to elect by notice to the Partner undergoing a Change of Ownership to purchase all but not less than all of the Partnership Interest of the Partner undergoing the Change in Ownership at a purchase price equal to the Fair Market Value of the Partnership Interest determined as provided in Article 4.9. In the event that a Partnership Interest is not purchased pursuant to the preceding sentence, any Person effecting such Change of Ownership (i) shall, by binding written instrument which shall be enforceable by the Partnership and the other Partners, assume all obligations and liabilities hereunder of the Partner which is the subject of such Change in Ownership and (ii) in the case of a Change of Ownership of the Cellco Partnership Interest, shall execute a Standstill Agreement, substantially in the form of Exhibit A hereto.

     (c) In the event that a Partnership Interest is purchased pursuant to
Section 10.5(b), the Partner undergoing the Change of Ownership shall (i) retain all rights under the Enhanced Resale Agreements, (ii) receive a royalty-free license to use Partnership Intellectual Property for five years and (iii) be entitled to purchase for a five-year period services from the Partnership on terms and conditions substantially similar to those under which such Partner was receiving such services prior to the Change of Ownership.


                                   ARTICLE 11

                               REGULATORY MATTERS

     11.1.  MFJ Compliance.
            --------------

     (a) Each of BAC, NYN and USW (the "BOC Participants") and their respective BOC affiliates in Cellco and WMC agree that they will pursue, in conjunction with the Regional Bell Operating Companies ("BOCs") within the meaning of the MFJ, the "Motion of the Bell Companies for a Modification of Section II of the Decree to Permit Them to Provide Cellular and Other Wireless Services Across LATA Boundaries," filed with the Decree Court on June 20, 1994. If the Decree Court were to deny the BOCs' motion or if the Decree Court or Department of Justice were to take the position that the relief requested in the motion does not apply to PCS Service, the BOC Participants will request a waiver for the benefit of the Partnership that would enable the Partnership to conduct the Partnership Business free of restrictions on BOCs in the MFJ. In addition, the BOC Participants will request a waiver for the benefit of the Partnership if the waiver is: (i) to permit the Partnership to offer the same services as those set forth in any waiver request which such BOC Participant or an affiliate has pending or which such BOC Participant ,any of its affiliates, or any BOC has obtained for its cellular or PCS businesses, including businesses incidental thereto; (ii) based on the same relevant facts as those set forth in any such waiver such BOC Participant, an affiliate thereof or a BOC has pending or has obtained, as the case may be, and (iii) with respect to the Partnership, within the scope of the Partnership Business.
Except as described above, neither any such BOC Participant nor any affiliate shall be obliged to request any waiver for the benefit of the Partnership.

     (b) Unless and until the (1) Decree Court or (2) the Department of Justice shall issue a written opinion, or (3) USW, BAC and NYN shall unanimously agree that the MFJ does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the MFJ. As long as a BOC Participant holds any ownership interest in the Partnership, the Partnership will not engage in any MFJ Restricted Activities. ATI or any Affiliate thereof will have the option to engage in MFJ Restricted Activities, specifically including the provision of interexchange (interLATA) telecommunications services (it being understood that such services may be provided by the Partnership if it is thereafter permitted to do so) and engage in any business practice and enter into any transaction in which the Partnership does not engage by reason of the MFJ. ATI shall not be deemed to be engaged in or possessing any interest in a business venture in violation of Section 7.4 solely as a result of the nature of the business being an MFJ Restricted Activity. Except as provided in the preceding sentence, the provisions of this Section 11.1 shall take precedence, in the event of any conflict, over any other provision of this Agreement.

     (c) Unless and until the Decree Court, the Department of Justice, or USW's CECO Decree Committee shall issue a written opinion that the CECO does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the CECO. Unless and until the Decree Court, the Department of Justice, or USW's MFJ Compliance Committee shall issue a written opinion that the EO does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the EO. In conforming to the requirements and prohibitions of the CECO and EO, the Partnership will utilize the procedures established by USW for compliance with them. At the request of the Partnership, USW will provide training, instruction and assistance to the Partnership in matters associated with CECO and EO compliance.

     (d) If, at any time, a third party raises legitimate concerns regarding whether as a result of the transactions arising out of this Agreement and the PCS JV Agreement ATI or Systems in which it has an ownership interest can lawfully engage in MFJ Restricted Activities, or if a third party or USW's CECO Decree Committee raises legitimate concerns regarding whether, in light of the activities of the Partnership and ATI, the BOC Participants are in compliance with the MFJ (collectively, "MFJ Concerns"), the parties agree:

          (i) except in the circumstances set forth in (iii) below, that ATI and/or the Partnership shall have the right to continue the activities giving rise to the MFJ Concerns;

          (ii) to restructure the relationships among them and their respective properties to the minimum extent necessary to satisfy the MFJ Concerns while preserving, to the fullest extent possible, the intent of the parties regarding the Partnership. The obligation to restructure shall arise when
     (A) counsel for any Partner Parent believes that an MFJ Concern is well founded, (B) USW's CECO Decree Committee or similar committee representing another BOC Participant determines that an activity of the Partnership or ATI has or will put USW or such BOC Participant in violation of the MFJ, or
     (C) ATI determines that in light of the activities of the Partnership that the right of ATI or Systems in which it has an ownership interest to lawfully engage in MFJ Restricted Activities is subject to a well founded challenge under the MFJ and (in any such case) outside counsel for any Partner Parent issues a written opinion that the MFJ Concern cannot be cured without restructuring. In the event the obligation to restructure arises pursuant to the preceding sentence, the Partners shall attempt to determine the manner of restructuring which best gives effect to the first sentence of this clause (ii). If the Partners reach agreement on a proposal, they will present it to the Partner Parents and then, if the Partner Parents approve that proposal, to the Partnership Committee. If the Partner Parents are unable to agree on a restructuring proposal, each of them will present its proposal to USW's CECO Decree Committee; the Partner Parents will then present to the Partnership Committee any of the proposals the CECO Decree Committee has approved. The Partners will implement a restructuring proposal only upon the unanimous vote of the Partnership Committee. If the Partnership Committee does not unanimously approve any restructuring proposal, the Partner Parents shall resolve the manner of restructuring by the procedure described in paragraph 2.6(d)(i) of this Agreement (provided that the 40-day period set forth therein for
                        --------
     referral of disputes to the Independent Member shall be a 30-day period);
     and

          (iii) If despite their best efforts, the Partners fail to reach agreement on and implement a restructuring proposal pursuant to (ii) above, and if a Partner Parent has received either:

               (A) an opinion from the Decree Court that activities giving rise to the MFJ Concerns have put a Partner Parent in violation of the MFJ; or

               (B) a written statement from the Department of Justice that such activities have put a BOC

          Partner Parent in violation of the MFJ, and either counsel for any one of the BOC Participants agrees, or USW's CECO Decree Committee or any committee established by another BOC Participant for purposes of reviewing MFJ issues has determined, that there is a reasonable factual and legal basis for such an opinion from the Department of Justice;

then, ATI, its Cellular and PCS Systems and/or the Partnership will stop the activities giving rise to the MFJ Concerns until such time as implementation of a restructuring proposal pursuant to (ii) above permits the resumption of such activities.

     (e) Subject to compliance with the MFJ by the Partnership in connection therewith, and subject to the restrictions set forth in Section 7.4 hereof, ATI or any Affiliate thereof will have the option to engage in MFJ Restricted Activities, specifically including the provision of interexchange (interLATA) telecommunications services and engage in any business practice and enter into any transaction in which the Partnership does not engage by reason of the MFJ. Except as provided in the preceding sentence, the provisions of this Section
11.1 shall take precedence, in the event of any conflict, over any other provision of this Agreement.


                                   ARTICLE 12

                           ENHANCED RESALE AGREEMENTS

     12.1.  Agreement on Form.  On or before March 31, 1995, the Partnership
            -----------------
Committee shall agree upon the form of the Enhanced Resale Agreements which shall include, without limitation, the terms and conditions set forth on
Schedule 12.1. If the Partnership Committee is unable to agree on a form of Enhanced Resale Agreement within the above-specified period the Independent Member shall determine, within 90 days of the submission of the matter to him, the form of Enhanced Resale Agreement embodying the terms and conditions set forth in Schedule 12.1. As promptly as practicable after the approval of a form of Enhanced Resale Agreement by the Partnership, each Partner and its Affiliates shall use their reasonable efforts, subject to fiduciary obligations, to cause the Systems they control or in which they have an ownership interest, to enter into Enhanced Resale Agreements.


                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1.  Notices.  All notices, requests, demands or other communications
            -------
required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party (i) when delivered personally (by courier service or otherwise), (ii) when delivered by telecopy and confirmed by return telecopy,
(iii) on the business day after the date sent by a nationally recognized overnight courier service, or (iv) seven days after being mailed by first-class, registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

     If to Cellco:

     NYNEX Mobile Communications Company
     2000 Corporate Drive
     Orangeburg, New York  10962
     Attn.: Alfred F. Boschulte, President
     Telecopy:  (914) 365-9046

     and

     Bell Atlantic Corporation
     1717 Arch Street
     Philadelphia, Pennsylvania  19103
     Attn.:  Lawrence T. Babbio, Jr.
            Executive Vice President and Chief Operating Officer
     Telecopy:  (215) 557-7214

     With copies to:

     NYNEX Network Systems Company
     4 West Red Oak Lane
     White Plains, New York  10604
     Attn.:  Senior Vice President and General Counsel
     Telecopy:  (914) 644-7966

     and

     Bell Atlantic Corporation
     1717 Arch Street
     Philadelphia, Pennsylvania  19103
     Attn.:  Stephen B. Heimann
     Telecopy:  (215) 561-9568

     If to WMC:

     AirTouch Communications
     2999 Oak Road
     Walnut Creek, CA 94596
     Attn:  C. Lee Cox, President and
             Chief Operating Officer
     Telecopy:  (510) 210-3599

     U S West, Inc.
     7800 East Orchard Road
     Englewood, CO  80111
     Attn:  President
     Telecopy:  (303) 793-6294


     With copies to:

     AirTouch Communications
     425 Market Street
     San Francisco, CA 94105
     Attn:  Senior Vice President-Legal and
           External Affairs
     Telecopy:  (415) 658-2298

     and

     Pillsbury Madison & Sutro
     235 Montgomery Street
     San Francisco, CA  94104
     Attn:  Nathaniel M. Cartmell III, Esq.
     Telecopy:  (415) 477-4816

     U S West, Inc.
     7800 East Orchard Road
     Englewood, CO  80111
     Attn:  General Counsel
     Telecopy:  (303) 793-6294

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance with this Section 13.1.

     13.2.  Governing Law, etc.
            -------------------

     (a) This Agreement has been executed and delivered in the State of Delaware and shall, in all respects be governed by, interpreted, and construed in accordance with the laws of the State of Delaware, all rights and remedies of the Partners in respect thereof being governed by such laws.

     (b) Each Partner hereby irrevocably appoints The Corporation Trust Company, at its office in Wilmington, Delaware, United States of America, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if such party were a resident of the State of Delaware and had been lawfully served with such process in such jurisdiction, and waives all claim of error by reason of such service; provided that in the case of any service upon such agent and
                 --------
attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in Section 13.1. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such party will appoint a successor agent and attorney in Wilmington, Delaware, reasonably satisfactory to the other party, with like powers.

     (c) The choice of law provisions of this Article 13 have been negotiated in good faith and agreed upon by the parties hereto and are reasonable especially considering that this

Agreement is subject to and conforms with the Act. All Partners, by their execution of this Agreement, expressly agree, to the fullest extent permitted by law, not to challenge the choice of law provisions contained in this Article 13.

     13.3.  Amendments.  This Agreement may be modified or amended only by an
            ----------
instrument in writing signed by each Partner, and, as so modified and amended, shall inure to the benefit of all of the Partners.

     13.4.  Entire Agreement.  Except to the extent other agreements are
            ----------------
specifically referred to herein, this Agreement constitutes the entire agreement between the Partners with respect to the matters covered hereby and thereby and supersedes all prior agreements, understandings, offers and negotiations, oral or written.

     13.5.  Waiver of Partition.  Each Partner hereby irrevocably waives any and
            -------------------
all rights that it may have to maintain an action for partition of any of the Partnership's property.

     13.6.  Consents.  All consents, agreements and approvals required or
            --------
permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

     13.7.  Successors.  Subject to Section 10.1, all rights and duties of the
            ----------
Partners hereunder shall inure to the benefit of and be binding upon their respective successors and assigns.

     13.8.  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     13.9.  Severability.  Each provision of this Agreement shall be considered
            ------------
severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

     13.10. Survival.  All indemnities and reimbursement obligations made
            --------
pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

     13.11. Arbitration.  Each partner hereby acknowledges that this Agreement
            -----------
is subject to the Arbitration Agreement of the Partners which is being entered into of even date herewith, and the Arbitration Agreement will govern the resolution of disputes relating to this Agreement in accordance with its terms. Each Additional Partner or Substitute Partner shall execute the Arbitration Agreement or a counterpart to the Arbitration Agreement on or prior to its admission to the Partnership.

     13.12. No Third Party Beneficiaries.  Nothing contained in this Agreement
            ----------------------------
is intended to, or shall, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the Partners have executed this Partnership Agreement as of the date first hereinabove written.


                    CELLCO PARTNERSHIP

                    By:  Cellco Management Corporation,
                         Managing General Partner



                         By:  __________________________________
                              Name:  S. Mark Tuller
                              Title: Vice President


                    WMC PARTNERS, L.P.

                    By:  AirTouch Communications,
                         General Partner



                         By:   ________________________________
                               Name:  Arun Sarin
                               Title: Senior Vice President -
                                       Corporate Strategy/
                                       Development and Human
                                       Resources

                    and

                    By:  U S WEST Inc.,
                         General Partner



                         By:   ________________
                               Name:  Charles M. Lillis
                               Title: Executive Vice President

                     Schedule 1
                     ----------

            General       Limited
            Partner       Partner
          Percentage    Percentage
           Interest      Interest     Total   Amount
          ----------    ----------    -----   ------

Cellco        20%           30%        50%    $5,000

WMC           20%           30%        50%    $5,000


                                 Schedule 3.2a
                                 -------------

                   Project Development Team Responsibilities.
                   -----------------------------------------

    (a) The Marketing Project Development Team will coordinate strategy and establish standards in the following areas:

         National/multi-regional account marketing
         Product development
         Brand selection and brand management and licensing
         Purchasing
         National channels
         Subscriber equipment purchasing

         The Marketing Project Development Team will investigate the merits of coordinating strategy and functions in the following areas:

         Strategy/planning
         Direct fulfillment
         Telemarketing

    (b) The Technical Project Development Team will coordinate strategy and establish standards in the following areas:

         Performance standards (which shall serve as a minimum standard for each wireless property controlled by Partner)
         Purchasing
         Technology platforms
         Interconnection of local and regional networks to form a seamless national network
         Enhanced resale

         The Technical Project Development Team will investigate the merits of coordinating strategy and functions in the following areas:

         Technology development
         Interconnect
         Network management
         Operations centers

    (c) The Operations (Information Technology) Project Development Team will coordinate strategy and establish standards in the following areas:

         Customer service/billing platform
         Informations technology
         Network management

    (d) The Finance Project Development Team will coordinate strategy and establish standards in the following areas:

         Settlements policies
         Planning/target setting
         Accounting and administration
         Revenue assurance
         Preparation of the Partnerships annual budget of non-Project costs

                               Schedule 3.2(b)(i)
                               ------------------

                                Initial Projects
                                ----------------


    1.   Joint purchasing of subscriber and infrastructure equipment

    2.   Roamer administration (price and other customer terms and conditions)

    3. Network and subscriber equipment interface standards to facilitate seamless operations

    4.   Fraud management

    5.   National Market Development

         a.   Planning and implementing standards for national products

         b. Planning and implementing and directing national strategy and promotion for agreed-upon brand

         c. Planning and implementing strategy for management of national accounts (accounts with activations in both partners markets)

         d. Planning and implementing strategy for information technology to facilitate management of national accounts (e.g., consolidated billing)

         e. Planning and implementing strategy for selection and management of national products

         f. Planning and implementing strategy for national distribution channels

                              Schedule 3.2(b)(ii)
                              -------------------

                    Principles relating to National Strategy
                    ----------------------------------------
                 Promotion for Brand Developed by the Partners
                 ---------------------------------------------

    1. Each Partner will support the development and use (as further described below) of the Partnership's agreed-upon national brand.

    2.   The Partnership will own the rights to the agreed-upon national brand.

    3. Promptly following the selection of a national brand for the Partnership (in accordance with the provisions hereof), each Partner will use the Partnership's national brand (and no other national brand) in its local markets; provided that such use may initially take the
                               --------
         form of dual branding (i.e., the use of the national brand on a stand alone basis in addition to the use of a Partner's local or regional brand on a stand alone basis).

    4. As soon as practicable following the selection of a national brand for the Partnership, but in any event within one year from the Effective Date, each Partner will use the Partnership's brand in its local markets on a co-branding basis (i.e., use of the national brand in conjunction with the use of a Partner's local or regional brand). The applicable guidelines for such co-branding will be determined by the Partnership.

    5. The Partners agree that the Partnership will license each Partner and Affiliate to use the national brand only in the territory covered by FCC Cellular, PCS and ESMR licenses held by that Partner Affiliate ("Territory") and that the Partner or Affiliate shall not use the national brand outside its Territory.

    6. Subject to the exceptions in 7.4(c), the Partners further agree that a Partner or Affiliate shall not use, in the existing Territory (as of the date hereof) of other Partners or Affiliates, any other brand name, service mark, or trademark in connection with the sale of Services if
         (i) the Partner or Affiliate has the right to use that other brand or mark in connection with the national brand and (ii) the Partner or Affiliate has used such other brand or mark in its Territory.

                                Schedule 7.5(a)
                                ---------------

                               Scheduled Systems
                               -----------------


                                  Albuquerque
                                    Phoenix
                                     Tucson
                                   Las Cruces
                                 Arizona RSA 2
                                 Arizona RSA 5

                                 Schedule 12.1
                                 -------------

                      Terms of Enhanced Resale Agreements
                      -----------------------------------


    The Enhanced Resale Agreements shall include, without limitation, the following terms and conditions:

    1.   Pricing
         -------

         a. Pricing shall be at least equivalent to any other wholesale pricing arrangements offered by the Partners for similar volumes of cellular numbers and airtime minutes

         b.   Pricing shall take into account without limitation:

              (1)  Exclusivity

              (2)  Length of agreement

              (3) Any commitment to minimum volume levels and/or growth in volumes

              (4)  Number of local cellular and PCS markets covered

              (5) Technical and operational arrangements between reseller and facilities provider

              (6) Prevalent wireless industry practice for resale arrangements and existing resale agreements between similar groups of carriers

    2.   Term
         ----

         a.   The term of the agreement shall be 10 years

    3.   Technical and operational considerations
         ----------------------------------------

         a. The agreement shall include, without limitation, at least the following conditions enhancing the resale arrangement

              (1) Interconnection agreements equivalent to prevailing industry practice for similar agreements between resellers and facilities carriers.

              (2) Coordination of reseller and facility provider billing systems

         b. Defining the technical and operational aspects of the resale relationship will be included in the technical functions of the Partnership

    4.  Conditions to effectiveness
        ---------------------------

         a. The effective date of the Enhanced Resale Agreements shall be the earlier of (a) the exercise by a Partner of its option to purchase the Partnership Interest of a Partner undergoing a Change of Ownership pursuant to Section 10.5(b), (b) the dissolution of the Partnership and (c) the imposition by a court, governmental agency or regulatory or administrative authority of restrictions on the operation of the Partnership that would materially impair the ability of the Partnership to perform the Partnership Business.

    5.   Brand considerations
         --------------------

         a. The Partners will be permitted to use the national brand for their resale operations but only on a co-branded basis.
                                    ----

         b. The Partners shall retain for their facilities-based operations the rights to use the national brand on a stand alone basis.